                                                                     Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                                                ) CHAPTER 11
                                                      )
                                                      ) CASE NO. 03-10945 (MFW)
FLEMING COMPANIES, INC., ET AL.,(1)                   ) (JOINTLY ADMINISTERED)
                                                      )
                           DEBTORS.                   )

    DEBTORS' AND OFFICIAL COMMITTEE OF UNSECURED CREDITORS' THIRD AMENDED AND REVISED JOINT PLAN OF REORGANIZATION OF FLEMING COMPANIES, INC. AND ITS FILING
       SUBSIDIARIES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

KIRKLAND & ELLIS LLP                            MILBANK TWEED HADLEY & MCCLOY LLP
James H. M. Sprayregen, P.C.                    Paul S. Aronzon
Richard L. Wynne                                Dennis F. Dunne
Janet S. Baer                                   One Chase Manhattan Plaza
Geoffrey A. Richards                            New York, NY 10005
200 East Randolph Drive                         (212) 530-5000
Chicago, IL 60601-6436
Telephone: (312) 861-2000                       and
Facsimile: (312) 861-2200

                                                PEPPER HAMILTON LLP
                                                I. William Cohen
and                                             Robert S. Hertzberg
                                                Dennis S. Kayes
PACHULSKI, STANG, ZIEHL, YOUNG,                 100 Renaissance Center
JONES & WEINTRAUB P.C.                          Suite 3600
Laura Davis Jones                               Detroit, MI 48243-1157
Ira D. Kharasch                                 (313) 259-7110
919 North Market Street, Sixteenth Floor, P.O.
Box 8705                                        Co-Counsel for the Official Committee of
Wilmington, Delaware 19899-8705 (Courier No.    Unsecured Creditors
19801)
Telephone: (302) 652-4100
Facsimile: (302) 652-4400

Co-Counsel for the Debtors and Debtors in Possession

Dated: July 20, 2004

-------------------
(1) The Debtors are the following entities: Core-Mark International, Inc.; Fleming Companies, Inc.; ABCO Food Group, Inc.; ABCO Markets, Inc.; ABCO Realty Corp.; ASI Office Automation, Inc.; C/M Products, Inc.; Core-Mark Interrelated Companies, Inc.; Core-Mark Mid-Continent, Inc.; Dunigan Fuels, Inc.; Favar Concepts, Ltd.; Fleming Foods Management Co., L.L.C., Fleming Foods of Texas, L.P.; Fleming International, Ltd.; Fleming Supermarkets of Florida, Inc.; Fleming Transportation Service, Inc.; Food 4 Less Beverage Company, Inc.; Fuelserv, Inc.; General Acceptance Corporation; Head Distributing Company; Marquise Ventures Company, Inc.; Minter-Weisman Co.; Piggly Wiggly Company; Progressive Realty, Inc.; Fleming Retail Holdings, Inc. f/k/a Rainbow Food Group, Inc.; Retail Investments, Inc.; Retail Supermarkets, Inc.; RFS Marketing Services, Inc.; and Richmar Foods, Inc.

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, RESERVATION OF RIGHTS AND DEFINED TERMS..    1
         A.       Rules of Interpretation, Computation of Time and Governing Law.................................    1
         B.       Defined Terms..................................................................................    1

ARTICLE II. UNCLASSIFIED CLAIMS..................................................................................   13
         A.       Administrative Claims..........................................................................   13
         B.       Priority Tax Claims............................................................................   15
         C.       DIP Claims.....................................................................................   15

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS..............................   15
         A.       Summary........................................................................................   15
         B.       Classification and Treatment...................................................................   16
         C.       Additional Provisions Governing Reclamation Claims.............................................   21
         D.       Special Provision Governing Unimpaired Claims..................................................   21

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN..................................................................   22
         A.       Voting Classes.................................................................................   22
         B.       Acceptance by Impaired Classes.................................................................   22
         C.       Presumed Acceptance of Plan....................................................................   22
         D.       Presumed Rejection of Plan.....................................................................   22
         E.       Non-Consensual Confirmation....................................................................   22

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN..................................................................   22
         A.       Substantive Consolidation......................................................................   22
         B.       Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.................   23
         C.       Cancellation of Old Notes, Old Stock and Other Equity Interests................................   23
         D.       Issuance of New Securities; Execution of Related Documents.....................................   23
         E.       Restructuring Transactions.....................................................................   23
         F.       Corporate Governance, Directors and Officers, and Corporate Action.............................   24
         G.       PCT............................................................................................   25
         H.       RCT............................................................................................   28
         I.       Creation of Professional Fee Escrow Account....................................................   29

ARTICLE VI. DEBTORS' RETAINED CAUSES OF ACTION...................................................................   29
         A.       Maintenance of Causes of Action................................................................   29
         B.       Preservation of Causes of Action...............................................................   30
         C.       Preservation of All Causes of Action Not Expressly Settled or Released.........................   32

ARTICLE VII. FUNDING OF THE PLAN.................................................................................   33
         A.       Exit Financing Facility, Obtaining Cash for Plan Distributions and Transfers of Funds
                  Among the Debtors and the Reorganized Debtors..................................................   33
         B.       Tranche B Loan.................................................................................   33
         C.       Sale of Assets.................................................................................   33

ARTICLE VIII. TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND INSURED CLAIMS..............................   34
         A.       Assumption/Rejection of Executory Contracts and Unexpired Leases...............................   34
         B.       Claims Based on Rejection of Executory Contracts or Unexpired Leases...........................   34
         C.       Cure of Defaults for Executory Contracts and Unexpired Leases Assumed..........................   34
         D.       Indemnification of Directors, Officers and Employees...........................................   34

                                                                                                                    PAGE
                                                                                                                    ----
         E.       Compensation and Benefit Programs..............................................................   34
         F.       Insured Claims.................................................................................   35

ARTICLE IX. PROVISIONS GOVERNING DISTRIBUTIONS...................................................................   37
         A.       Distributions for Claims Allowed as of the Effective Date......................................   37
         B.       Distributions by Core-Mark Newco, the PCT and the RCT..........................................   37
         C.       Interest on Claims.............................................................................   37
         D.       Compliance with Tax Requirements/Allocations...................................................   38
         E.       Delivery of Distributions and Undeliverable or Unclaimed Distributions.........................   38
         F.       Distribution Record Date.......................................................................   39
         G.       Timing and Calculation of Amounts to be Distributed............................................   39
         H.       Minimum Distribution...........................................................................   39
         I.       Allowance or Resolution Setoffs................................................................   39
         J.       Old Notes......................................................................................   39
         K.       Failure to Surrender Canceled Instruments......................................................   40
         L.       Lost, Stolen, Mutilated or Destroyed Debt Securities...........................................   40
         M.       Share Reserve..................................................................................   40
         N.       Settlement of Claims and Controversies.........................................................   40
         O.       Setoff/Recoupment by Holders of Claims.........................................................   40

ARTICLE X. PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS.............................   40
         A.       Resolution of Disputed Claims..................................................................   40
         B.       Allowance of Claims............................................................................   41
         C.       Controversy Concerning Impairment..............................................................   42
         D.       Impact on Pending Litigation; Pension Plans....................................................   42
         E.       Settlement of Claims and Controversies.........................................................   43
         F.       Special Provisions Regarding Reclamation Claims................................................   43

ARTICLE XI. CONDITIONS PRECEDENT TO CONFIRMATION AND OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN................   45
         A.       Conditions Precedent to Confirmation...........................................................   45
         B.       Conditions Precedent to Occurrence of the Effective Date.......................................   45
         C.       Waiver of Conditions...........................................................................   46
         D.       Effect of Non-occurrence of Conditions to Occurrence of the Effective Date.....................   46

ARTICLE XII. DISCHARGE, RELEASE, INJUNCTION AND RELATED PROVISIONS...............................................   46
         A.       Subordination..................................................................................   46
         B.       MUTUAL RELEASES BY RELEASEES...................................................................   46
         C.       RELEASES BY HOLDERS OF CLAIMS..................................................................   47
         D.       INDEMNIFICATION................................................................................   47
         E.       EXCULPATION....................................................................................   48
         F.       DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS........................................   48
         G.       INJUNCTION.....................................................................................   48
         H.       Police and Regulatory Powers...................................................................   48

ARTICLE XIII. RETENTION OF JURISDICTION..........................................................................   48

ARTICLE XIV. MISCELLANEOUS PROVISIONS............................................................................   49
         A.       Effectuating Documents, Further Transactions and Corporation Action............................   49
         B.       Dissolution of Committee and OCRC..............................................................   50
         C.       Payment of Statutory Fees......................................................................   50
         D.       Modification of Plan...........................................................................   50
         E.       Revocation of Plan.............................................................................   50
         F.       Environmental Liabilities......................................................................   50
         G.       Successors and Assigns.........................................................................   50

                                                                                                                    PAGE
                                                                                                                    ----
         H.       Reservation of Rights..........................................................................   51
         I.       Section 1146 Exemption.........................................................................   51
         J.       Further Assurances.............................................................................   51
         K.       Entire Agreement...............................................................................   51
         L.       Service of Documents...........................................................................   51
         M.       Filing of Additional Documents.................................................................   52

                      TABLE OF EXHIBITS FILED WITH THE PLAN

EXHIBIT A         SCHEDULE OF RETAINED CAUSES OF ACTION
EXHIBIT B         EXCLUDED RELEASEES

   DEBTORS' AND OFFICIAL COMMITTEE OF UNSECURED CREDITORS' THIRD AMENDED AND
    REVISED JOINT PLAN OF REORGANIZATION OF FLEMING COMPANIES, INC. AND ITS FILING SUBSIDIARIES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

      Pursuant to Title 11 of the United States Code, 11 U.S.C.Sections 101 et seq., Fleming Companies, Inc. and its Filing Subsidiaries, debtors and debtors-in-possession in the above-captioned and numbered case, and their Official Committee of Unsecured Creditors hereby respectfully propose the following Third Amended and Revised Joint Plan of Reorganization of Fleming Companies, Inc. and its Filing Subsidiaries Under Chapter 11 of the United States Bankruptcy Code:

                                   ARTICLE I.

                            RULES OF INTERPRETATION,
   COMPUTATION OF TIME, GOVERNING LAW, RESERVATION OF RIGHTS AND DEFINED TERMS

A. Rules of Interpretation, Computation of Time and Governing Law

      1. For purposes herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference herein to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references herein to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits hereof or hereto; (e) the words "herein," "hereof" and "hereto" refer to the Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and
(h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

      2. In computing any period of time prescribed or allowed hereby, the provisions of Bankruptcy Rule 9006(a) shall apply.

      3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

B. Defined Terms

      Unless the context requires otherwise, the following terms shall have the following meanings when used in capitalized form herein:

      1. "5 1/4% Convertible Senior Subordinated Notes" means the 5 1/4% Convertible Senior Subordinated Notes, CUSIP numbers 339130AQ9 and 339130AR7, due 2009 issued by Fleming pursuant to the 5 1/4 Convertible Senior Subordinated Notes Indenture in the original principal amount of $150 million and guaranteed by all of the Filing Subsidiaries.

      2. "5 1/4% Convertible Senior Subordinated Notes Indenture" means that certain indenture dated March 15, 2001, between Bank One, N.A. and any predecessor or successor in interest, as indenture trustee, and Fleming, as amended or supplemented.

      3. "9 1/4% Senior Notes" means the 9 1/4% Senior Notes, CUSIP number 339130AX4, due 2010 issued by Fleming pursuant to the 9 1/4 Senior Notes Indenture in the original principal amount of $200 million and guaranteed by all of the Filing Subsidiaries.

      4. "9 1/4% Senior Notes Indenture" mean that certain indenture dated June 18, 2002, between The Bank of New York., as successor trustee to Manufacturers and Traders Trust Company, and Fleming, as amended or supplemented.

      5. "9 7/8% Senior Subordinated Notes" means the 9 7/8% Senior Subordinated Notes, CUSIP number 339130AW6, due 2012 issued by Fleming pursuant to the 9 7/8% Senior Notes Indenture in the original principal amount of $260 million and guaranteed by all of the Filing Subsidiaries.

      6. "9 7/8% Senior Subordinated Notes Indenture" means that certain indenture dated April 15, 2002, between Bank One, N.A. and any predecessor or successor in interest, as indenture trustee, and Fleming, as amended or supplemented.

      7. "10 1/8% Senior Notes" means the 10 1/8% Senior Notes, CUSIP number 339130AP1, due 2008 issued by Fleming pursuant to the 10 1/8% Senior Notes Indenture in the original principal amount of $355 million and guaranteed by all of the Filing Subsidiaries.

      8. "10 1/8% Senior Notes Indenture" means that certain indenture dated March 15, 2001, between The Bank of New York, as successor indenture trustee to Bankers Trust Company, and Fleming, as amended or supplemented.

      9. "10 5/8% Senior Subordinated Notes" means the Series B and D 10 5/8% Senior Subordinated Notes, CUSIP numbers 339130AL0 and 339130AT3, due in 2007 issued by Fleming pursuant to the 10 5/8% Senior Subordinated Notes Indenture in the original principal amount of $400 million and guaranteed by all of the Filing Subsidiaries.

      10. "10 5/8% Senior Subordinated Notes Indenture" means that certain indenture dated July 25, 1997, between Bank One, N.A. and any predecessor or successor in interest as indenture trustee, and Fleming as amended or supplemented.

      11. "Additional Carve-Out" means that additional carve-out provided for Professional Fees and expenses of $6.0 million, which are entitled to payout prior to the payment of Administrative Claims to Allowed Approved Trade Creditor Lien Claim Holders, as outlined in the Final DIP Order.

      12. "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (including Approved Trade Creditor Lien Claims as well as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise; and (c) all fees and charges assessed against the Estates under chapter 123 of Title 28 United States Code, 28 U.S.C. Sections 1911-1930.

      13. "Administrative Claims Guarantee" has the meaning ascribed to it in the Revised Term Sheet.

      14. "Agents" mean Deutsche Bank Trust Company Americas, acting in its capacity as administrative agent for the Post-Petition Lenders, and JPMorgan Chase Bank, acting in its capacity as collateral agent for the Post-Petition Lenders.

      15. "Aggregate Limit" means the aggregate or per-occurrence maximum amount of insurance for a particular insurance policy (or policies, as the case may be) owned by the Debtors.

      16. "Allowed" means, with respect to any Claim except as otherwise provided herein: (a) a Claim that has been scheduled by a Debtor in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which the Debtors or any other party in interest has not Filed an objection by the Objection Deadline; (b) a Claim that either is not a Disputed Claim or has been allowed by a Final Order; (c) a Claim that is determined by the Debtors, the PCT or the RCT as applicable, to be allowed; (d) a Claim that is allowed: (i) in any stipulation of amount and nature of Claim executed prior to the Effective Date; (ii) in any stipulation with the PCT or RCT of amount and nature of Claim executed on or after the Effective Date; or (iii) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (e) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the Claims Bar Date or has otherwise been deemed timely Filed under applicable law; or (f) a Claim as to which a proof of Claim has been timely filed and as to which the Debtors, the PCT, the RCT or any party in interest has not filed an objection by the Objection Deadline; and with respect to all Claims only after reduction for unpaid pre-petition and post-petition deductions, preference payments and other applicable setoff rights, subject to, and as consistent with, the treatment provided in Class 3(B) and Class 5 for the Holders of Reclamation Claims.

      17. "Allowed Claim" means an Allowed Claim in the particular Class described.

      18. "Allowed Defense Costs" means certain costs incurred by an Insurer in the defense and/or liquidation of an Insured Claim, for which the Debtors are obligated to reimburse the respective Insurers.

      19. "Approved Trade Creditor" means a trade creditor who elected to participate in the Trade Credit Program established under the Final DIP Order and provided post-petition trade credit thereunder.

      20. "Approved Trade Creditor Lien" means the junior lien of an Approved Trade Creditor in the amount of actual trade credit provided pursuant to the agreement with the Debtors and as outlined in the Trade Credit Program.

      21. "Approved Trade Creditor Lien Claim" means the Claim of an Approved Trade Creditor in the amount of actual unpaid trade credit provided pursuant to the agreement with the Debtors and as outlined in the Trade Credit Program.

      22. "Assumption Schedule" means the schedule to be filed 15 days prior to the Voting Deadline, of executory contracts and unexpired leases that are to be assumed by the Reorganized Debtors on the Effective Date.

      23. "Avoidance Actions" means those avoidance actions available pursuant to Chapter 5 of the Bankruptcy Code.

      24. "Ballots" means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

      25. "Bank Guarantees" means those guarantees issued by the Filing Subsidiaries in favor of the Pre-Petition Lenders, guaranteeing the obligations of Fleming on the Pre-Petition Credit Agreement.

      26. "Bankruptcy Code" means Title 11 of the United States Code, and applicable portions of Titles 18 and 28 of the United States Code.

      27. "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of Title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of Title 28 of the United States Code, the bankruptcy unit of such District Court.

      28. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. Section 2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

      29. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Equity Interest.

      30. "Bondholders" mean the Beneficial Holders of the Old Notes.

      31. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)) in Wilmington, Delaware.

      32. "Canadian CCAA Court" means the Supreme Court of British Columbia or such other court in Canada having jurisdiction over Core-Mark International Inc.'s proceedings under the CCAA from time to time.

      33. "Carve-Out" means the carve-out provided for in the Final DIP Order or any Court Order or credit agreement executed with respect to a refinancing of the DIP Credit Facility or Pre-Petition Credit Agreement which includes but is not necessarily limited to (i) in the event of the occurrence and during the continuation of a Termination Event (as defined in the Final DIP Order), the payment of allowed and unpaid professional fees and disbursements incurred by the Debtors, the Committee or the OCRC in an aggregate amount not in excess of $4.0 million (plus all unpaid professional fees and disbursements incurred prior to the occurrence of such Termination Event strictly in accordance with the budget described in the Final DIP Order and to the extent allowed by the Bankruptcy Court), and (ii) the payment of all fees required to be paid pursuant to 28 U.S.C. Section 1930(c)(6) and all unpaid fees payable to the Clerk of this Court or the United States Trustee.

      34. "Cash" means cash and cash equivalents.

      35. "Casualty Insurance Program" means the certain insurance policies maintained by the Debtors pursuant to the Insurance Program, including, but not limited to: automobile liability, general liability, property damage and other, similar types of insurance coverage.

      36. "Cause of Action" means, including but is not limited to, all Claims, actions, choses in action, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, third-party claims, counterclaims and cross claims (including, but not limited to, all claims in any avoidance, recovery, subordination or other actions against Insiders and/or any other Persons under the Bankruptcy Code, including sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553) of the Debtors, the
Debtors in Possession and/or the Estates (including, but not limited to, those actions listed in this Plan, Exhibit A filed herewith and the Disclosure Statement that are or may be pending on the Effective Date or instituted by Core-Mark Newco, the Reorganized Debtors, the PCT or the RCT as applicable, after the Effective Date against any Person based on law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted, known or unknown.

      37. "CCAA" means the Companies' Creditors Arrangement Act (Canada).

      38. "Chapter 11 Cases" means the chapter 11 bankruptcy cases filed by the Debtors on April 1, 2003, in the Bankruptcy Court.

      39. "Claim" means (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, as defined in section 101(5) of the Bankruptcy Code.

      40. "Claim Holder" means the Holder of a Claim.

      41. "Claims Bar Date" means September 15, 2003.

      42. "Class" means a category of Claims or Equity Interests as set forth in
Article III herein.

      43. "Class 3B Preferred Interests" means those certain secured preferred interests to be issued by the RCT in favor of the Holders of Allowed Class 3B Claims pursuant to the terms of the Revised Term Sheet.

      44. "Class 5 Preferred Interests" means those certain junior secured preferred interests to be issued by the RCT in favor of the Holders of Allowed Class 5 Claims pursuant to the terms of the Revised Term Sheet.

      45. "COBRA Claims" means those Claims for continuation of health plan coverage as required in section 4980B of the Internal Revenue Code of 1986, as amended.

      46. "Confirmation" means the entry of the Confirmation Order.

      47. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rule 5003.

      48. "Confirmation Hearing" means that hearing before the Bankruptcy Court wherein the Debtors seek confirmation of the Plan as provided for in section 1128 of the Bankruptcy Code.

      49. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

      50. "Convenience Claims" means those General Unsecured Claims in Class 7 herein, as described in section III.B.11 herein.

      51. "Core-Mark Newco" means the Delaware corporation to be formed on the Effective Date, as well as Core-Mark Holdings I, Core-Mark Holdings II and Core-Mark Holdings III, as further described in section V.E. herein. However, for purposes of distribution of the New Common Stock, "Core-Mark Newco" shall not include Core-Mark Holdings I, Core-Mark Holdings II and Core-Mark Holdings III.

      52. "Covered Allowed Insured Claims" means a Claim covered by the Casualty Insurance Program where the sum of the amount of the Insured Claim plus the Debtors' expenses on account of such Claim, exceeds the Deductible Amount but does not exceed the Aggregate Limit for that particular policy (or policies, as the case may be).

      53. "Creditors' Committee" or "Committee" means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the United States Trustee on April 14, 2003.

      54. "D&O Policies" means the insurance policies purchased by the Debtors to provide coverage for certain amounts owed by directors and officers to third parties on account of actions taken by directors and officers during the course of their roles as officers and/or directors of the Debtors.

      55. "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of each Debtor and their respective subsidiaries, in each case in their capacity as such as of the Petition Date or thereafter whose identities shall be mutually agreed upon by the Debtors and the Committee, plus former director Guy Osborne, but excluding the Excluded Releasees,.

      56. "Debtors" means Fleming and its Filing Subsidiaries, as debtors in the Chapter 11 Cases.

      57. "Deductible Amount" means the per-occurrence deductible amount payable by the applicable Debtor(s) under a respective insurance policy.

      58. "DIP Claim" means a Claim arising under or as a result of the DIP Credit Facility, including letters of credit issued thereunder.

      59. "DIP Credit Facility" means the commitment secured by the Debtors for debtor-in-possession financing from the post-petition lenders authorized in the Final DIP Order or any refinancing thereof, including but not limited to a refinancing whereby the refinancing lender takes an assignment of the DIP Credit Facility or the Claims of the Post-Petition Lenders thereunder.

      60. "Disclosure Statement" means the Third Amended and Revised Disclosure Statement in Support of Debtors' and Official Committee of Unsecured Creditors' Third Amended and Revised Joint Plan of Reorganization of Fleming Companies, Inc., and its Filing Subsidiaries under Chapter 11 of the Bankruptcy Code dated May 25, 2004, as amended, supplemented, or modified from time to time, describing the Plan, that is prepared and distributed in accordance with the Bankruptcy Code.

      61. "Disputed" means, for purposes of this Plan, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent and for which a timely Objection has been filed; or (b) as to which any Debtor, the PCT, the RCT or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules which has not been withdrawn or determined by a Final Order.

      62. "Distribution Record Date" means the Effective Date unless a different date is ordered by the Bankruptcy Court.

      63. "DSD Settlement Agreement" means that Statement of Settlement Agreement between Debtors and DSD Class Plaintiffs dated February 5, 2004.

      64. "DSD Settlement Fund" means the fund established under the DSD Settlement Agreement in the amount of $17.5 million.

      65. "DSD Trust Claims" means those Claims brought by all persons who participated in the Drop Ship Delivery (DSD) and/or Central Billing Program (also known as a "bill through" or "pass through" program) of the Debtors who provided goods for non-Debtor entities prior to April 1, 2003, and for which remittances have been collected by the Debtors but not turned over to those persons.

      66. "DTC" means The Depository Trust Company.

      67. "Effective Date" means the date selected by the Debtors and the Committee on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in Article XI herein have been (i) satisfied or (ii) waived pursuant to Section XI.C. The Effective Date is anticipated to be ten days after the Confirmation Date.

      68. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

      69. "Equity Interest" means (a) any equity interest in Fleming, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the Old Stock) and (b) any interest, including but not limited to, any warrant, options, conversion privileges or contract rights to purchase or acquire any equity security of Fleming at any time.

      70. "Estate" means the estate of each Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

      71. "Exceeded Allowed Insured Claims" means a Claim covered by the Casualty Insurance Program where the sum of the Insured Claim plus the Debtor's expenses on account of such Claim exceeds the Aggregate Limit.

      72. "Exchange Agent" means the institution engaged by the Debtors to conduct the exchange of certain securities as provided for herein.

      73. "Excluded Releasees" means those parties listed on Exhibit B filed herewith, which Exhibit shall be mutually agreed upon by the Debtors and the Committee.

      74. "Exit Financing Facility" means the senior secured term and revolving credit facilities in the anticipated aggregate amount of $250 million, that will be entered into by Core Mark Newco on the Effective Date on substantively the terms set forth on Exhibit 7 to the Disclosure Statement.

      75. "File" or "Filed" means file or filed with the Bankruptcy Court in the Chapter 11 Cases.

      76. "Filing Subsidiaries" means Core-Mark International, Inc.; ABCO Food Group, Inc.; ABCO Markets, Inc.; ABCO Realty Corp.; ASI Office Automation, Inc.; C/M Products, Inc.; Core-Mark Interrelated Companies, Inc.; Core-Mark Mid-Continent, Inc.; Dunigan Fuels, Inc.; Favar Concepts, Ltd.; Fleming Foods Management Co., L.L.C., Fleming Foods of Texas, L.P.; Fleming International, Ltd.; Fleming Supermarkets of Florida, Inc.; Fleming Transportation Service, Inc.; Food 4 Less Beverage Company, Inc.; Fuelserv, Inc.; General Acceptance Corporation; Head Distributing Company; Marquise Ventures Company, Inc.; Minter-Weisman Co.;

Piggly Wiggly Company; Progressive Realty, Inc.; Fleming Retail Holdings, Inc. f/k/a Rainbow Food Group, Inc.; Retail Investments, Inc.; Retail Supermarkets, Inc.; RFS Marketing Services, Inc.; and Richmar Foods, Inc.

      77. "Final Decree" means the decree contemplated under Bankruptcy Rule
3022.

      78. "Final DIP Order" means that Final Order entered by the Bankruptcy Court on May 6, 2003, providing final authorization for the Debtors to utilize the DIP Credit Facility.

      79. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

      80. "First Administrative Bar Date" means January 15, 2004.

      81. "First Substantial Contribution Claims Bar Date" means June 28, 2004, which shall be the last date by which (i) a professional not retained by the Debtors, the Committee or the OCRC under section 327 or 363 of the Bankruptcy Code may file a Claim for fees incurred on or before June 1, 2004, alleged to be beneficial or necessary towards completion of the Chapter 11 Cases as outlined in section 330 of the Bankruptcy Code and/or (ii) any other party may file a Claim for fees incurred on or before June 1, 2004, alleged to be for a substantial contribution under section 503(b) of the Bankruptcy Code.

      82. "First Administrative Bar Date Order" means the Order Establishing Deadline for Filing Requests for Allowance of Certain Administrative Expense Claims, Approving Form and Manner of Notice thereof and Approving Proof of Administrative Claim Form dated December 3, 2003.

      83. "Fleming" means Fleming Companies, Inc.

      84. "Fleming Convenience" means Core-Mark International Inc., Core-Mark Interrelated Companies, Inc., Core-Mark Mid Continent Inc., Minter-Weisman Co., Head Distributing Company and the Debtors' other related convenience store operations.

      85. "FSA Participants" means those creditors who are entitled to assert "Offset Rights" against the FSA Reserve because they have met all the requirements specifically set forth under paragraph 6 of the Bankruptcy Court's Order entered on August 15, 2003 (Docket No. 3142) approving the sale of the Debtors' Wholesale Distribution Business to C&S.

      86. "FSA Reserve" means the $75 million reserve established under paragraph 6 of the Bankruptcy Court's Order entered on August 15, 2003 (Docket No. 3142) approving the sale of the Debtors' Wholesale Distribution Business to C&S, which reserve has been reduced pursuant to the Bankruptcy Court's Order entered on December 23, 2003 (Docket No. 5224).

      87. "General Unsecured Claim" means any Claim against any Debtor that is not a Claim within Classes 1, 2, 3(A), 3(B), 3(C), 4, 5, 8 and 9 and is not an Administrative Claim, Priority Tax Claim or DIP Claim.

      88. "Holder" and, collectively, "Holders" mean a Person or Entity holding an Equity Interest or Claim, including a Holder of the Old Notes or the Old Stock, and with respect to a vote on the Plan, means the Beneficial Holder as of the Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

      89. "Impaired" means with respect to any Class of Claims or Equity Interests, that such Claims or Equity Interests will not be paid in full upon the effectiveness of this Plan, will not be reinstated or will be changed by the reorganization effectuated hereby.

      90. "Impaired Claim" means a Claim classified in an Impaired Class of Claims.

      91. "Impaired Class" means each of the Classes that is not an Unimpaired Class.

      92. "Indentures" means, collectively, the 5 1/4% Convertible Senior Subordinated Notes Indenture, the 9 1/4% Senior Notes Indenture, the 9 7/8% Senior Subordinated Notes Indenture, the 10 1/8% Senior Notes Indenture and the 10 5/8 % Senior Subordinated Notes Indenture.

      93. "Insurance Program" means the comprehensive collection of insurance policies maintained by the Debtors, which includes, but is not limited to, policies for (i) workers' compensation, (ii) directors & officers liability, and
(iii) casualty events.

      94. "Insurance Security" means the certain letters of credit issued by third-parties to secure the Debtors' liabilities to the Insurers under the Insurance Program.

      95. "Insurers" means the insurance carriers that provide insurance policies to the Debtors pursuant to the Insurance Program, provided, however, that the ACE-USA Companies (which shall include but are not limited to Ace American Insurance Company, ACE Financial Solutions, ACE Insurance Company of Texas (f/k/a CIGNA Insurance Company of Texas), Insurance Company of North America, Pacific Employers Insurance Company, Indemnity Insurance Company of North America, Illinois Union Insurance Company, Bankers Standard Insurance Company, Atlantic Employers Insurance Company, ESIS, Inc., and other related and affiliated companies) (collectively, "Ace") shall not be considered an Insurer for the purposes of the Casualty Insurance Program described in section VIII.F.3 herein.

      96. "Intercompany Claims" means any Claim held by any Debtor against any other Debtor or any Claim held by a Debtor subsidiary that is not a Filing Subsidiary against any Debtor.

      97. "Inventory" means products and supplies of the Debtors, on hand or in transit on the Petition Date, specifically excluding Cash, property, plant and equipment, capital leases or similar items.

      98. "Litigation Claims" means all Avoidance Actions and Vendor Deductions.

      99. "Management Incentive Plan" means that certain equity incentive program (the terms of which shall be outlined in a term sheet to be filed 15 days prior to the Voting Deadline) pursuant to which certain key employees of the Reorganized Debtors or its subsidiaries will receive or have the right to receive shares of New Common Stock in accordance with the forthcoming term sheet.

      100. "Master Ballots" mean the master ballots accompanying the Disclosure Statement upon which the Nominee Holders of the Old Notes shall indicate the beneficial Holders of the Old Notes' acceptance or rejection of the Plan in accordance with the Voting Instructions.

      101. "Net Non-TLV Reclamation Claims" means total Allowed Non-TLV Reclamation Claims reduced by $13 million.

      102. "New Common Stock" means the shares of Core-Mark Newco common stock, par value $.01 per share, to be authorized pursuant to its Certificate of Incorporation which shall be issued pursuant to this Plan.

      103. "Nominee" means any broker, dealer, commercial bank, trust company, savings and loan, financial institution or other nominee in whose name securities are registered or held of record on behalf of a Beneficial Holder.

      104. "Non-TLV Guaranty" means that certain secured junior guaranty provided by Core-Mark Newco to the Holders of Allowed Non-TLV Reclamation Claims, the terms and conditions of which are set forth in the Revised Term Sheet.

      105. "Non-TLV Reclamation Claim" means a Claim the Holder of which (i) did not participate in the Trade Credit Program (or failed to comply with the terms of such program) and (ii) asserts that all, or any portion, of such Claim is entitled to be granted priority and/or to be secured by a lien in accordance with 546(c)(2) of the Bankruptcy Code.

      106. "Objection Deadline" means that date which is one year after the Effective Date or such later date as the Court may allow upon request by the Reorganized Debtors, the PCT Representative or the RCT

Representative, as applicable, by which the Debtors, the PCT Representative, the RCT Representative or any party in interest has to file an objection to any Claim not previously allowed.

      107. "OCRC" means the Official Committee of Reclamation Creditors.

      108. "Old Notes" means the 5 1/4% Convertible Senior Subordinated Notes, the 9 1/4% Senior Notes, the 9 7/8% Senior Subordinated Notes, the 10 1/8% Senior Notes and the 10 5/8% Senior Subordinated Notes.

      109. "Old Notes Trustees" means Manufacturers and Traders Trust Company, Bank One, N.A, The Bank of New York, Bankers Trust Company and any of their predecessors or successors in interest.

      110. "Old Republic Letters of Credit" means the letters of credit obtained by the Debtors, for the benefit of Old Republic Insurance Company, to secured any obligations owed by the Debtors to Old Republic Insurance Company pursuant to the Old Republic Program agreement and the Old Republic Policies that were issued thereunder.

      111. "Old Republic Policies" means the insurance policies issued to the Debtors by Old Republic Insurance Company pursuant to the Old Republic Program Agreement, as amended.

      112. "Old Republic Program Agreement" means the agreement, as amended, between the Debtors and Old Republic Insurance Company, dated July 1, 2002, pursuant to which Old Republic issued insurance policies that provided insurance coverage to the Debtors from July 1, 2002 through January 1, 2005.

      113. "Old Senior Notes" means the 9 1/4% Senior Notes and the 10 1/8% Senior Notes.

      114. "Old Senior Subordinated Notes" means the 5 1/4% Convertible Senior Subordinated Notes, the 9 7/8% Senior Subordinated Notes and the 10 5/8% Senior Subordinated Notes.

      115. "Old Stock" means all of the issued and outstanding shares of Fleming common stock, $.01 par value per share.

      116. "Other Priority Non-Tax Claim" means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

      117. "Other Secured Claims" means secured claims not in Classes 1(B), 2, 3(B) or 3(C).

      118. "Other Securities Claims and Interests" means (a) any Equity Interest (other than Old Stock), including, but not limited to, any warrants, options, conversion privileges or contract rights to purchase or acquire any equity securities of Fleming at any time, and (b) any Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, currently existing or hereafter arising, in law, equity or otherwise arising from the purchase or sale of a security of Fleming or the rescission of a purchase or sale of a security of Fleming (including the Old Notes and Old Stock) or the purchase or sale of a security of any affiliate of Fleming or the rescission of a purchase or sale of a security of any affiliate of Fleming, for damages arising from the purchase, sale or holding of such securities or the exercise of an option, warrant, conversion privilege or contractual right to such purchase or sale, or for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

      119. "Over-Deductible Amount" means that portion of an Insured Claim that exceeds the Deductible Amount.

      120. "PACA/PASA Claims" means Claims asserted pursuant to the Perishable Agricultural Commodities Act, 7 U.S.C. Section 499a et seq., the Packers and Stockyard Act, 7 U.S.C. Section 181 et seq., or state statutes of similar import.

      121. "PCT Advisory Board" means that board created to advise the PCT, as outlined in section V.G.2 herein.

      122. "PCT Agreement" means that agreement, a draft of which is attached to the Disclosure Statement as Exhibit 9, that shall be entered into by the Debtors, the Committee and the PCT Representative on or before the Effective Date, and which shall govern the PCT.

      123. "PCT Representative" means the trustee under the PCT Agreement.

      124. "PCT" means that trust that shall be created pursuant to the Plan and the PCT Agreement for the purposes of carrying out certain provisions of the Plan.

      125. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

      126. "Petition Date" means April 1, 2003, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

      127. "Plan" means this Chapter 11 Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

      128. "Plan Supplement" means the document to filed approximately seven days prior to the Confirmation Date and will include the Exit Financing Facility, Tranche B Loan and Management Incentive Plan agreements.

      129. "Post-Petition Lenders" means the lenders under the DIP Credit Facility or any lender participating in the refinancing of the DIP Credit Facility, including but not limited to a refinancing lender which takes an assignment of the DIP Credit Facility or the Claims of the Post-Petition Lenders thereunder.

      130. "Preference Actions" means those avoidance actions provided for in section 547 of the Bankruptcy Code.

      131. "Pre-Petition Agent" means each agent under, and as defined in, the Pre-Petition Credit Agreement, including, each Joint Book Manager and each Joint Lead Arranger, in each case under, and as defined in, the Pre-Petition Credit Agreement.

      132. "Pre-Petition Credit Agreement" means the Credit Agreement dated June 18, 2002, as amended, among the Debtors and the lenders party thereto providing for secured credit borrowing term loans and letters of credit in an aggregate amount of $755,000,000 or any refinancing thereof, including but not limited to a refinancing whereby the refinancing lender takes an assignment of the Pre-Petition Credit Agreement or the Claims of the Pre-Petition Lenders thereunder.

      133. "Pre-Petition Lenders" means the lenders pursuant to the Pre-Petition Credit Agreement or any lender to a refinancing of the Pre-Petition Credit Agreement, including, but not limited to, a lender which takes an assignment of the Pre-Petition Credit Agreement or the Claims of the Pre-Petition Lenders thereunder.

      134. "Pre-Petition Lenders' Secured Claims" means the Claims arising under the Pre-Petition Credit Agreement.

      135. "Pre-Petition Non-TLV Reclamation Claim Reduction" means $13 million.

      136. "Priority Property Tax Claim" means a claim of a governmental unit for taxes owing with respect to real or personal property owned by the Debtors, including ad valorem taxes, which claim may be but is not necessarily secured by the real or personal property on which the tax is owing.

      137. "Priority Tax Claim" means a Claim of a governmental unit (including any Canadian taxing authority) of the kind specified in section 507(a)(8) of the Bankruptcy Code, including Claims of a governmental unit for which a surety bond may be posted, but excluding Priority Property Tax Claims.

      138. "Professional," or, collectively, "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 or 363 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date pursuant to sections 327, 328, 329, 330 and 331 or 363 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

      139. "Professional Fee Escrow Account" means the account established by the Reorganized Debtors on the Effective Date, solely for the purpose of paying all accrued and anticipated Professional Fees through the Effective Date.

      140. "Professional Fees" means all fees and expenses (including, but not limited to, success fees, if any) for services rendered by all Professionals in the Chapter 11 Cases through the Effective Date that the Bankruptcy Court has not denied by Final Order, regardless of whether a fee application has been filed for such fees.

      141. "PMSI" means a purchase money security interest as defined in Section 9-312 of the Uniform Commercial Code.

      142. "Ratable Proportion" means the ratio (expressed as a percentage) of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims in the Class.

      143. "RCT" means that trust that shall be created pursuant to the Plan and the RCT Agreement for the purposes of carrying out certain provisions of the Plan.

      144. "RCT Agreement" means that agreement, a draft of which is attached to the Disclosure Statement as Exhibit 12, that shall be entered into by the Debtors, the OCRC and the RCT Representative on or before the Effective Date and which shall govern the RCT.

      145. "RCT Assets" means deductions, over-wires, preference claims, Causes of Action and other rights of the Debtors as against the Reclamation Creditors, other than the post-petition deductions and post-petition overwires with respect to the Fleming Convenience business which shall be transferred to Core-Mark Newco.

      146. "RCT Representative" means the representative selected to administer the RCT.

      147. "Reclamation Claims" means TLV Reclamation Claims and Non-TLV Reclamation Claims.

      148. "Reclamation Creditor" means any Claim Holder that asserts that all, or any portion, of its Claim is entitled to be granted priority and/or to be secured by a lien in accordance with 546(c)(2) of the Bankruptcy Code and also those identified on the Reclamation Claim Summary by Claimant of the Debtors dated November 21, 2003.

      149. "Reclamation Liabilities" means any and all claims asserted against the Debtors by the Reclamation Creditors, including Administrative Claims (other than Administrative Claims against Fleming Convenience), Priority Claims, TLV Reclamation Claims and Non-TLV Reclamation Claims, but not including any PACA/PASA Claims, DSD Trust Claims or General Unsecured Claims held by Reclamation Creditors.

      150. "Record Date" means May 25, 2004.

      151. "Releasees" means each of the Debtors, the Reorganized Debtors, Core-Mark Newco, each of the Pre-Petition Lenders, the Agents, the Pre-Petition Agents, the Old Notes Trustees, the Post-Petition Lenders, the Tranche B Lenders, the Committee, the OCRC, each member of the Committee and the OCRC, the PCT, the PCT Representative, the PCT Advisory Board, the RCT, the RCT Representative and the RCT Advisory Board, and the affiliates, agents and professionals of each of the foregoing, including, without limitation, professionals acting as officers of the Debtors, each in their capacity as such; provided however that Excluded Releasees shall not be Releasees.

      152. "Remaining Pension Plans" means, collectively, the Pension Plan of S.M. Flickinger Co., Inc., the Godfrey Company subsidiaries Pension Plan, the ABComarkets, Inc. Retirement Plan for Arizona Warehouse and Distribution Employees and Core-Mark International, Inc. Non-Bargaining Employees Pension Plan.

      153. "Reorganized Debtors" means collectively, Core-Mark International, Inc., Core-Mark Mid-Continent, Inc., General Acceptance Inc., C/M Products, Inc., ASI Office Automation, Inc., E.A. Morris

Distributors, Inc., Head Distributing Company, Marquise Ventures Company, Inc. and Minter-Weisman Co. or any successor thereto by merger, consolidation, or otherwise, on and after the Effective Date.

      154. "Restated By-laws" means the restated by-laws of the Reorganized Debtors, if necessary, the form of which shall be Filed 20 days prior to the Confirmation Hearing.

      155. "Restated Certificate of Incorporation" means those certain Restated Certificates of Incorporation of the Reorganized Debtors which, pursuant hereto, are to be filed with the Secretary of State of the State of Delaware, the form of which shall be filed 20 days prior to the Confirmation Hearing.

      156. "Revised Term Sheet" means the Revised Term Sheet to Resolve Objections to the Debtors' Chapter 11 Plan and for Treatment of Reclamation Claims entered into on May 3, 2004 and attached as Exhibit 13 to the Disclosure Statement.

      157. "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they have been and may be amended and supplemented from time to time.

      158. "Second Administrative Bar Date" means that date that is forty-five
(45) days after the Effective Date.

      159. "Second Substantial Contribution Claims Bar Date" means the date 45 days after the Effective Date, which shall be the last date by which (i) a professional not retained by the Debtors, the Committee or the OCRC under section 327 or 363 of the Bankruptcy Code may file a Claim for fees incurred after June 1, 2004, alleged to be beneficial or necessary towards completing of the Chapter 11 Cases as outlined in section 330 of the Bankruptcy Code and/or
(ii) any other party may file a Claim for fees incurred after June 1, 2004 alleged to be for a substantial contribution under section 503(b) of the Bankruptcy Code.

      160. "Securities Act" means the Securities Act of 1933, 15 U.S.C. sections 77a-77aa, as now in effect or hereafter amended, or any similar federal, state or local law.

      161. "Senior Note Claims" means those Claims derived from or based upon the Old Senior Notes.

      162. "Senior Notes Indentures" means the 9 1/4% Senior Notes Indenture and the 10 1/8% Senior Notes Indenture.

      163. "Senior Notes Indenture Trustee" means The Bank of New York.

      164. "Senior Subordinated Note Claims" means those Claims derived from or based upon 5 1/4% Convertible Senior Subordinated Notes, the 9 7/8% Senior Subordinated Notes and the 10 5/8 % Senior Subordinated Notes.

      165. "TLV Guaranty" means that certain secured guaranty provided by Core-Mark Newco to the Holders of Allowed TLV Reclamation Claims, the terms and conditions of which are set forth in the Revised Term Sheet.

      166. "TLV Reclamation Claim" means a Claim the Holder of which (i) participated in the Trade Credit Program as outlined in the Final DIP order and
(ii) asserts that all, or any portion, of such Claim is entitled to be granted priority and/or to be secured by a lien in accordance with 546(c)(2) of the Bankruptcy Code.

      167. "Trade Credit Program" means that program established under the Final DIP Order providing a junior lien to Approved Trade Creditors and Holders of TLV Reclamation Claims who made post-petition credit available to the Debtors.

      168. "Tranche B Lenders" means those lenders who are participants in the Tranche B Loan.

      169. "Tranche B Loan" means the loan of up to $70,000,000 of term credit extensions to be made by the Tranche B Lenders to Core-Mark Newco on the Effective Date on substantially the terms set forth on Exhibit 8 to the Disclosure Statement.

      170. "Unclassified Claims" means those Administrative and Priority Claims described in Article II herein.

      171. "Under-Deductible Insured Claims" means a Claim under the Casualty Insurance Program, where the sum of the amount of the Insured Claim plus the Debtors' expenses on account of such Claim, equals or is less than the applicable per-occurrence deductible amount payable by the applicable Debtor(s) under the relevant insurance policies.

      172. "Unimpaired Claims" means Claims in an Unimpaired Class.

      173. "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

      174. "Unsecured Claim" means any Claim against any Debtor that is not a Secured Claim, Administrative Claim, DIP Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim or a Class 3B or Class 5 Claim consistent with the Revised Term Sheet.

      175. "Vendor Deductions" means the amounts owed by vendors to the Debtors, relating to the provision of pre-petition and post-petition goods and services that remain unpaid as of the Effective Date.

      176. "Voting Class" means any class of Claims entitled to vote on the Plan.

      177. "Voting Deadline" means the date stated in the Voting Instructions by which all Ballots must be received.

      178. "Voting Instructions" mean the instructions for voting on the Plan contained in section III of the Disclosure Statement entitled "Voting and Confirmation of the Plan" and in the Ballots and the Master Ballots.

      179. "Wholesale Distribution Business" means that business segment of the Debtors sold under section 363 of the Bankruptcy Code pursuant to the Bankruptcy Court's Order dated August 15, 2003.

      180. "Workers' Compensation Program" means the workers' compensation insurance maintained by the Debtors to insure against injuries to their employees that were incurred while certain employees were performing in their respective employment positions with the Debtors.

                                   ARTICLE II

                               UNCLASSIFIED CLAIMS

A. Administrative Claims

      Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim, including Holders of Allowed Approved Trade Creditor Lien Claims, but excluding claims for Professional Fees, will be paid the full unpaid amount of such Allowed Administrative Claim in Cash (i) on the Effective Date or as soon as practicable thereafter, or (ii) if such Administrative Claim is Allowed after the Effective Date, as soon as practicable after the date such Claim is Allowed, or (iii) upon such other terms as may be agreed upon by such Holder and the PCT or RCT, as applicable or otherwise upon an order of the Bankruptcy Court; provided that Allowed Administrative Claims including Allowed Approved Trade Creditor Lien Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors or Reorganized Debtors pursuant hereto will be assumed on the Effective Date and paid or performed by the applicable Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

      Except as provided herein, Holders of Administrative Claims that arose on or before October 31, 2003 to which the First Administrative Bar Date did not apply and Holders of Administrative Claims that arose after October 31, 2003 that have not been paid as of the Effective Date, must file an Administrative Claim by the Second Administrative Bar Date. If an Administrative Claim is not timely filed by the First Administrative Bar Date or the Second Administrative Bar Date, as applicable, then such Administrative Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the PCT, the RCT and their successors, their assigns or their property(2). The foregoing requirements to file Administrative Claims by the relevant bar date shall not apply to the (i) Administrative Claims of Professionals retained pursuant to sections 327, 328, and 363 of the Bankruptcy Code; (ii) expenses of members of the Official Committee of Unsecured Creditors and the OCRC; (iii) all fees payable and unpaid under 28 U.S.C. Section 1930; (iv) any fees or charges assessed against the estates of the Debtors under 28 U.S.C. Section 123; (v) Intercompany Claims between Debtors and their affiliates; and (vi) Administrative Claims arising in the ordinary course of business relating to inventory, services or supplies provided by trade vendors or service providers which are paid or payable by the Debtors in the ordinary course of business. An objection to an Administrative Claim filed pursuant to this provision must be filed and properly served within 220 days after the Effective Date. The Debtors, the PCT Representative and the RCT Representative, as applicable, reserve the right to seek an extension of such time to object.

      All Professionals that are awarded compensation or reimbursement by the Bankruptcy Court in accordance with sections 330, 331 or 363 of the Bankruptcy Code that are entitled to the priorities established pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, the amounts allowed by the Bankruptcy Court: (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date; and (ii) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order; or (b) upon such other terms as may be mutually agreed upon between such Professional and the PCT. On or before the Effective Date and prior to any distribution being made under the Plan, the Debtors shall escrow into the Professional Fee Escrow Account, the Carve-Out and the Additional Carve-Out as outlined in the Final DIP Order and any additional estimated accrued amounts owed to Professionals through the Effective Date. Any liability for Professional Fees above the amount in the Professional Fee Escrow Account including amounts awarded to a professional not retained by the Debtors, the Committee, or the OCRC under section 327 or 363 of the Bankruptcy Code for fees alleged to be necessary or beneficial toward completion of this case as outlined in section 330 of the Bankruptcy Code or otherwise to any other party for allegedly making a substantial contribution under section 503(b) of the Bankruptcy Code, shall be a liability of the PCT and shall be paid by the PCT as an Administrative Claim.(3)

      Except as otherwise provided by Court order for a specific Professional, Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 or 363 of the Bankruptcy Code for services rendered prior to the Confirmation Date must file and serve an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the Effective Date. All such applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Court. Any objection to the Claims of Professionals shall be filed on or before sixty (60) days after the later of (i) the date of the filing of the application for final compensation or (ii) forty-five (45) days after the occurrence of the Effective Date.

----------------------
(2) Those professionals not retained by the Debtors, the Committee or the OCRC under section 327 or 363 of the Bankruptcy Code filing a Claim for fees alleged to be necessary or beneficial towards completion of the Chapter 11 Cases as outlined in section 330 of the Bankruptcy Code, or any other party making a Claim for fees for allegedly making a substantial contribution under section 503(b) of the Bankruptcy Code are bound by the First and Second Substantial Contribution Claims Bar Dates.

(3) The Professional Fee Escrow Account shall be held and administered by the PCT and any excess amount remaining in the Professional Fee Escrow Account after all Professional Fee Claims have been paid shall be retained by the PCT.

      Allowed Administrative Claims, which shall be paid in full under the Plan, are currently estimated to be in the range of $96 to $125 million as of the Effective Date.(4)

B. Priority Tax Claims

      In full satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim that is due and payable on or prior to the Effective Date: (i) if payment of the Allowed Priority Tax Claim is not secured or guaranteed by a surety bond or other similar undertaking, commencing on the Effective Date or as soon as practicable thereafter, the Holder of such Claim shall be paid the principal amount of such Claim plus simple interest of 5% from the Effective Date on any outstanding balance, in equal quarterly deferred Cash payments over a period not to exceed six years after the date of assessment of the tax on which such Claim is based, commencing on, or as soon as practicable after, the Effective Date unless the Debtor and Holder mutually agree to a different treatment or as otherwise ordered by the Court; (ii) if payment of the Allowed Priority Tax Claim is secured or guaranteed by a surety bond or other similar undertaking, the Holder of the Allowed Priority Tax Claim shall be required to seek payment of its Claim from the surety in the first instance and only after exhausting all right to payment from its surety bond or other similar undertaking shall the Holder be permitted to seek payment from the Debtors under this Plan as a holder of an Allowed Priority Tax Claim and the remainder owing on an Allowed Claim after deducting all payments received from the surety, shall be treated as outlined in clause
(i) above.

      Allowed Priority Tax Claims, which shall be paid in full under the Plan, are currently estimated to be in the range of $11 to 13 million as of the Effective Date.

C. DIP Claims

      On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed DIP Claim shall be paid in full in Cash in full satisfaction, settlement, release and discharge of and in exchange for each and every Allowed DIP Claim, unless such Holder consents to other treatment.

      Allowed DIP Claims, which are comprised of letters of credit outstanding and which shall be paid in full under the Plan, are currently estimated to be in the range of $25 to 30 million as of the Effective Date.

                                  ARTICLE III

                          CLASSIFICATION AND TREATMENT
                    OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A. Summary

                                 Class                         Status               Voting Rights
Class 1(A)       --  Other Priority Non-Tax Claims            Unimpaired     --  not entitled to vote

Class 1(B)       --  Priority Property Tax Claims             Impaired       --  entitled to vote

Class 2          --  Pre-Petition Lenders' Secured Claims     Unimpaired     --  not entitled to vote

Class 3(A)       --  Other Secured Claims that are not
                     Class 1(B) Claims                        Unimpaired     --  not entitled to vote

Class 3(B)       --  TLV Reclamation Claims                   Impaired       --  entitled to vote

Class 3(C)       --  DSD Trust Claims                         Impaired       --  entitled to vote

---------------------
(4) This estimate does not include accounts payable and accrued liabilities incurred in the ordinary course of business and carried through the Effective Date by Core-Mark Newco.

                                 Class                         Status               Voting Rights
Class 4          --  PACA/PASA Claims                         Unimpaired     --  not entitled to vote

Class 5          --  Non-TLV Reclamation Claims               Impaired       --  entitled to vote

Class 6(A)       --  General Unsecured Claims other than
                     Convenience Claims and Senior
                     Subordinated Note Claims                 Impaired       --  entitled to vote

Class 6(B)       --  Senior Subordinated Note Claims          Impaired       --  entitled to vote

Class 7          --  Convenience Claims                       Impaired       --  entitled to vote

Class 8          --  Equity Interests                         Impaired       --  not entitled to vote

Class 9          --  Intercompany Claims                      Impaired       --  not entitled to vote

Class 10         --  Other Securities Claims and Interests    Impaired       --  not entitled to vote

B. Classification and Treatment

      1. Class 1(A)-- Other Priority Non-Tax Claims

            (a) Classification: Class 1(A) consists of all Allowed Other Priority Non-Tax Claims.

            (b) Treatment: In full satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Other Priority Non-Tax Claim that is due and payable on or prior to the Effective Date, on the Effective Date or as soon as practicable thereafter, the Holder of such Claim shall be paid the principal amount of such Claim, unless the Holder consents to other treatment.

            (c) Voting: Class 1(A) is not impaired and the Holders of Class 1(A) Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1(A) are not entitled to vote to accept or reject the Plan.

            (d) Claims Estimate: Allowed Class 1(A) Claims are currently estimated to be in the range of $6 to 15 million as of the Effective Date.

      2. Class 1(B)-- Priority Property Tax Claims

            (a) Classification: Class 1(B) consists of all Allowed Property Tax Claims.

            (b) Treatment: In full satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Property Tax Claim that is due and payable on or prior to the Effective Date, commencing on the Effective Date or as soon as practicable thereafter, the Holder of such Allowed Priority Property Tax Claim shall be paid the principal amount of such Claim plus simple interest of 5% from the Effective Date on any outstanding balance, in quarterly deferred Cash payments over a period not to exceed three years after the date of assessment of the tax on which such Claim is based, unless the Debtor and Holder mutually agree to a different treatment.

            (c) Voting: Class 1(B) is impaired and the Holders of Class 1(B) Claims are entitled to vote to accept or reject the Plan.

            (d) Claims Estimate: Allowed Class 1(B) Claims are currently estimated to be in the range of $5-6 million as of the Effective Date.

      3. Class 2--Pre-Petition Lenders' Secured Claims

            (a) Classification: Class 2 consists of all Allowed Pre-Petition Lenders' Secured Claims.

            (b) Treatment: On the Effective Date, or as soon as practicable thereafter, unless such Holder consents to other treatment, each Holder of an Allowed Pre-Petition Lenders' Secured Claim shall be paid in full in Cash and its liens in the Debtors' assets shall be terminated. The Exit Financing Facility and the Tranche B Loan shall not be secured by the assets transferred to the PCT or the RCT. Any default with respect to any Class 2 Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

            (c) Voting: Class 2 is not impaired and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

            (d) Claims Estimate: Allowed Class 2 Claims which shall be paid in full under the Plan are currently estimated to be approximately $200-220 million as of the Effective Date.

      4. Class 3(A)-- Other Secured Claims that are not Class 1(B) Claims

            (a) Classification: Class 3(A) consists of all Allowed Other Secured Claims that are not Class 1(B) Claims.

            (b) Treatment: On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Other Secured Claim that is not a Class 1(B) Claim (e.g. PMSI Holders, equipment financing lenders, etc.) shall receive one of the following treatments, at the Debtors' option, such that they shall be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code: (i) the payment of such Holder's Allowed Other Secured Claim in full, in Cash; (ii) the sale or disposition proceeds of the property securing such Allowed Other Secured Claim to the extent of the value of the Holder's interests in such property; or (iii) the surrender to the Holder of the property securing such Claim. As to Allowed Claims of FSA Participants, those Claims shall be treated pursuant to the terms of the Bankruptcy Court Orders establishing the FSA Reserve (Docket Nos. 3142 and 5224).

            (c) Voting: Class 3(A) is unimpaired and Holders of Class 3(A) Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3(A) are not entitled to vote to accept or reject the Plan.

            (d) Claims Estimate: Allowed Class 3(A) Claims that are not Allowed Claims of FSA Participants are currently estimated to be in the range of $750,000 to $2 million as of the Effective Date. Unresolved Claims of FSA Participants to the FSA Reserve may be subject to litigation by the PCT. As of the Effective Date, the Debtors estimate that there will be $16.2 million of unresolved Claims of FSA Participants fully reserved for with restricted cash transferred to the PCT's FSA Reserve.

      5. Class 3(B)-- TLV Reclamation Claims

            (a) Classification: Class 3(B) consists of all Allowed TLV Reclamation Claims.

            (b) Treatment: On the Effective Date, or as soon as practicable thereafter, the RCT, shall issue the Class 3B Preferred Interests in favor of the Holders of Allowed TLV Reclamation Claims in the estimated aggregate amount of such Allowed Claims under the terms and conditions set forth in the Revised Term Sheet (with the interests to be reissued as such Claims are Allowed by Final Order or settlement) and grant a first priority lien to such Holders on the RCT Assets entitling each Holder of an Allowed TLV Reclamation Claim to its Ratable Proportion of the RCT Assets up to the total amount of each Holder's Allowed TLV Reclamation Claim, in full satisfaction, settlement, release and discharge of each Allowed TLV Reclamation Claim against the RCT Assets. Reconciliation of Class 3(B) Claims shall be done in accordance with section III.C. herein. The Class 3B Preferred Interests shall earn interest which shall begin to accrue 60 days after the Effective Date at the Wall Street Journal listed prime rate.

            As additional security for the Class 3B Preferred Interests, Core-Mark Newco shall provide a junior secured guarantee under the terms outlined in the Revised Term Sheet.

            (c) Voting: Class 3(B) is impaired and Holders of Class 3(B) Claims are entitled to vote to accept or reject the Plan.

            (d) Claims Estimate: Assuming the treatment outlined in the Revised Term Sheet and herein is approved by the Court, Allowed Class 3(B) Claims are currently estimated to be in the range of $43-$60 million as of the Effective Date prior to giving effect to any of the deductions asserted by the Debtors as of the Effective Date which shall be transferred to the RCT and will be paid in full under the Plan by the RCT or Core-Mark Newco as outlined in the Disclosure Statement and the Revised Term Sheet filed therewith.

      6. Class 3 (C)-- DSD Trust Claims

            (a) Classification: Class 3(C) consists of all Allowed DSD Trust Claims.

            (b) Treatment: Each Holder of an Allowed DSD Trust Claim shall be paid in full satisfaction, settlement, release and discharge of each Allowed DSD Trust Claim in Cash their Ratable Proportion of the DSD Settlement Fund as outlined in the DSD Settlement Agreement.

            (c) Voting: Class 3(C) is impaired and Holders of Claims in Class 3(C) are entitled to vote to accept or reject the Plan.

            (d) Claims Estimate: The DSD Settlement Fund pursuant to the DSD Settlement Agreement shall be in the amount of $17.5 million.

      7. Class 4--PACA/PASA Claims

            (a) Classification: Class 4 consists of all Allowed PACA/PASA
      Claims.

            (b) Treatment: In full satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed PACA/PASA Claim that is due and payable on or prior to the Effective Date, on the Effective Date or as soon as practicable thereafter, the Holder of such Claim shall be paid the Allowed amount of such Claim, unless the Holder consents to other treatment.

            (c) Voting: Class 4 is unimpaired and Holders of Allowed Claims in Class 4 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 4 are not entitled to vote to accept or reject the Plan.

            (d) Claims Estimate: Allowed Class 4 Claims which shall be paid in full under the Plan are currently estimated to be in the range of $8-$14 million as of the Effective Date.

      8. Class 5--Non-TLV Reclamation Claims

            (a) Classification: Class 5 consists of Non-TLV Reclamation Claims.

            (b) Treatment: On the Effective Date, or as soon as practicable thereafter, the RCT, shall issue the Class 5 Preferred Interests in favor of the Holders of Allowed Non-TLV Reclamation Claims in the estimated aggregate amounts of their Allowed Claims under the terms and conditions outlined in the Revised Term Sheet (with the interests to be reissued as such Claims are Allowed by Final Order or settlement) and grant a second priority lien on the RCT Assets entitling each Holder to its Ratable Proportion of the RCT Assets after (i) all Class 3(B) Claims are paid in full; and (ii) Core-Mark Newco is reimbursed for any payment under the TLV Guaranty. Reconciliation of Class 5 Claims shall be done in accordance with section III.C herein.

            As additional security for the Class 5 Preferred Interests Core-Mark Newco shall provide a junior secured guarantee under the terms outlined in the Revised Term Sheet.

            (c) Voting: Class 5 is impaired and Holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.

            (d) Claims Estimate: Assuming the treatment outlined in the Revised Term Sheet and herein is approved by the Court, Allowed Class 5 Claims are currently estimated to be in the range of $62-$90 million as of the Effective Date prior to giving effect to any of the deductions asserted by the Debtors. Holders of Class 5 claims will be paid a Ratable Proportion of their Allowed Non-TLV Reclamation Claim, up to the full amount of their Allowed Net Non-TLV Reclamation Claim by the RCT or Core-Mark Newco as outlined in the Disclosure Statement and the Revised Term Sheet. Further, in the event the RCT has proceeds for distribution after satisfaction of all Allowed TLV Reclamation Claims and Net Non-TLV Reclamation Claims and repayment to Core-Mark Newco of advances under the TLV or Non-TLV Guarantees, the Holders of Allowed Class 5 Claims shall be entitled to be paid their pro rata share of the remaining RCT Assets up to the full amount of their Allowed Non-TLV Reclamation Claim.

      9. Class 6(A)--General Unsecured Claims other than Convenience Claims and Senior Subordinated Note Claims

            (a) Classification: Class 6(A) consists of all Allowed General Unsecured Claims other than Convenience Claims and Senior Subordinated Note Claims.

            (b) Treatment: On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed General Unsecured Claim other than Convenience Claims and Senior Subordinated Note Claims shall be paid in full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed General Unsecured Claim other than Convenience Claims and Senior Subordinated Note Claims, at the Debtors' option, in one or a combination of the following manners: (i) issuance of a Ratable Proportion of New Common Stock, with such Ratable Proportion to be determined as if Classes 6(A) and 6(B) were a single Class, and subject to dilution from the issuance of warrants to the Tranche B Lenders, to the Holders of Senior Subordinated Notes and through the Management Incentive Plan; and/or (ii) in the event the Debtors, with the consent of the Creditors Committee, elect to sell some or all of their assets as outlined herein, a Ratable Proportion of Cash remaining from the sale of such assets after all of the Allowed Unclassified Claims and Claims of Holders in Classes 1 through 5 have been satisfied in full, with such Ratable Proportion to be determined as if Classes 6(A) and 6(B) were a single Class.

            (c) As additional consideration, each Holder of an Allowed General Unsecured Claim in Class 6(A) shall be entitled to a Ratable Proportion of excess proceeds, if any, available from the PCT after payment by the PCT of all Claims and obligations required to be made by the PCT under the Plan or the PCT Agreement, with such Ratable Proportion to be determined as if Classes 6(A) and 6(B) were a single Class. Pursuant to the Revised Term Sheet, the RCT shall pay any excess proceeds, if available, after payment of all Claims and obligations of the RCT, to the PCT.

            (d) Voting: Class 6(A) is impaired and Holders of Claims in Class 6(A) are entitled to vote to accept or reject the Plan.

            (e) Claims Estimate: Allowed Class 6(A) Claims are currently estimated to be in the range of $1.8-$2.6 billion as of the Effective Date. Based on this estimated range of Allowed Claims and the estimated value of New Common Stock, the Holders of Class 6(A) Claims shall be receiving stock on the Effective Date in Core-Mark Newco with a value equal to approximately 4% to 7% of the Allowed Amount of each such Holders' Claim(5).

      10. Class 6(B)--Senior Subordinated Note Claims

            (a) Classification: Class 6(B) consists of all Allowed Senior Subordinated Note Claims.

----------------------
(5) Holders of Senior Notes shall receive a higher recovery due to their contractual seniority to the Holders of Senior Subordinated Notes. Holders of Senior Notes shall receive stock in Core-Mark Newco with a value equal to approximately 11.5% of the Allowed amount of such Holder's Claim.

            (b) Treatment: On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Senior Subordinated Note Claim shall be paid in full satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Senior Subordinated Note Claim, subject to the contractual seniority of the Senior Notes, their Ratable Proportion of $330,000 in cash and, at the Debtors' option, additional consideration in one or a combination of the following manners,: (i) issuance of a Ratable Proportion of New Common Stock, with such Ratable Proportion to be determined as if Classes 6(A) and 6(B) were a single Class, and subject to dilution from the issuance of warrants to the Tranche B Lenders, the Holders of Senior Subordinated Notes and through the Management Incentive Plan; and/or (ii) in the event the Debtors, with the consent of the Creditors Committee, elect to sell some or all of their assets as outlined herein, a Ratable Proportion of Cash remaining from the sale of such assets after all of the Allowed Unclassified Claims and Claims of Holders in Classes 1 through 5 have been satisfied in full, with such Ratable Proportion to be determined as if Classes 6(A) and 6(B) were a single Class. As additional consideration, subject to the contractual seniority of the Senior Notes, each Holder of a Senior Subordinated Note Claim in Class 6(B) shall be entitled to a Ratable Proportion of excess proceeds, if any, available from the PCT after payment by the PCT of all Claims and obligations required to be made by the PCT under the Plan or the PCT Agreement, with such Ratable Proportion to be determined as if Classes 6(A) and 6(B) were a single Class. Pursuant to the Revised Term Sheet, the RCT shall pay any excess proceeds, if available, after payment of all Claims and obligations of the RCT, to the PCT.

            (c) As further consideration, not subject to the contractual seniority of the Senior Notes, Holders of Class 6(B) Claims shall receive their Ratable Proportion of $569,000 in cash and a distribution of nondilutive warrants that when struck will result in the Holders of Senior Subordinated Notes receiving 8% of the New Common Stock on a fully diluted basis. The strike price of the warrants shall be determined using Core-Mark Newco's reorganization value, determined on a per share basis and adding a premium equal to 35% per share. The warrants shall expire 7 years after the Effective Date.

            (d) Voting: Class 6(B) is impaired and Holders of Claims in Class 6(B) are entitled to vote to accept or reject the Plan.

            (e) Claims Estimate: Allowed Class 6(B) Claims are currently estimated to be approximately $830 million as of the Effective Date. Based on this estimate of Allowed Claims, the Holders of Class 6(B) Claims shall be receiving value equal to approximately .05% to 1.0% of the Allowed amount of each such Holder's Claim.(6)

      11. Class 7 - Convenience Claims

            (a) Classification: Class 7 consists of all General Unsecured Claims, other than the Claims of Holders of Old Notes, of $5,000 or less held by a single Holder. Holders of Old Notes and General Unsecured Claims in excess of $5,000 may not opt into Class 7.

            (b) Treatment: On or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Claim shall receive, in full and final satisfaction of such Claim, a Cash distribution equal to 10% of the amount of its Class 7 Claim, provided however, the aggregate amount of such Allowed Class 7 Claims shall not exceed $10,000,000. If the aggregate amount of the Allowed Class 7 Claims exceeds $10,000,000, each Holder of an Allowed Class 7 Claim shall receive its Ratable Proportion of $1,000,000.

            (c) Voting: Class 7 is impaired, and Holders of Class 7 Claims are entitled to vote to accept or reject the Plan.

-----------------------------
(6) These warrants will have no intrinsic value as of the Effective Date because the strike price is in excess of Core-Mark Newco's reorganization value per share, and are valued at approximately $5-6 million using a warrant valuation model based on Black-Scholes.

            (d) Claims Estimate: Allowed Class 7 Claims are currently estimated to be in the range of $5-$10 million as of the Effective Date.

12. Class 8 - Equity Interests

            (a) Classification: Class 8 consists of all Equity Interests.

            (b) Treatment: Receives no distribution and are canceled as of the Effective Date.

            (c) Voting: Class 8 is impaired, but because no distributions will be made to Holders of Class 8 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Plan.

      13. Class 9 - Intercompany Claims

            (a) Classification: Class 9 consists of all Intercompany Claims.

            (b) Treatment: Receives no distribution and are canceled as of the Effective Date.

            (c) Voting: Class 9 is impaired, but because no distributions will be made to Holders of Class 9 Claims nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Plan.

      14. Class 10 - Other Securities Claims and Interests

            (a) Classification: Class 10 consists of all Other Securities Claims and Interests of whatever kind or nature.

            (b) Treatment: Receives no distribution and are cancelled and discharged as of the Effective Date.

            (c) Voting: Class 10 is impaired, but because no distributions will be made to Holders of Class 10 Claims, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 10 is not entitled to vote to accept or reject the Plan.

C. Additional Provisions Governing Reclamation Claims

      The total amount of Allowed Reclamation Claims to be satisfied by the RCT shall be reconciled pursuant to the methodology described in Exhibit A attached to the Revised Term Sheet, but in any event shall not exceed $150 million prior to the application of any reduction including the Prepetition Non-TLV Reclamation Claim Reduction. In the event the Allowed Reclamation Claims exceed $150 million, the Allowed Non-TLV Reclamation Claims shall be reduced pro rata.

D. Special Provision Governing Unimpaired Claims

      Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors' or the Reorganized Debtors' rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, such Unimpaired Claims.

                                   ARTICLE IV

                       ACCEPTANCE OR REJECTION OF THE PLAN

A. Voting Classes

      Each Holder of an Allowed Claim in Classes 1(B), 3(B), 3(C), 5, 6(A), 6(B) and 7 shall be entitled to vote to accept or reject the Plan.

B. Acceptance by Impaired Classes

      An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

C. Presumed Acceptance of Plan

      Classes 1(A), 2, 3(A) and 4 are unimpaired under the Plan and, therefore, are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

D. Presumed Rejection of Plan

      Classes 8, 9 and 10 are impaired and shall receive no distributions and, therefore, are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

E. Non-Consensual Confirmation

      The Debtors and the Committee will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable based on the deemed rejection by Classes 8, 9 and 10 and if any Voting Class fails to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code. The Debtors and the Committee reserve the right (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or (b) to modify the Plan in accordance with section XIV.D. hereof.

                                   ARTICLE V

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A. Substantive Consolidation

      This Plan is premised upon the limited substantive consolidation of the Debtors solely for purposes of actions associated with the Confirmation of this Plan and occurrence of the Effective Date, including, but not limited to, voting, confirmation and distribution. As a result of this limited substantive consolidation, a Holder of Claims against one or more of the Debtors arising from or relating to the same underlying debt that would otherwise constitute Allowed Claims against two or more Debtors, including, without limitation, Claims based on joint and several liability, contribution, indemnity, subrogation, reimbursement, surety, guaranty, co-maker and similar concepts, shall have only one Allowed Claim on account of such Claims. This Plan does not contemplate the merger or dissolution of any Debtor which is currently operating or which currently owns operating assets or the transfer or further commingling of any asset of any Debtor, except that the assets of Fleming and certain Filing Subsidiaries already being used by Fleming Convenience in its operations shall be formally vested in Core-Mark Newco, or one of the Reorganized Debtors and except to accomplish the distributions under this Plan. Such limited substantive consolidation shall not affect (other than for Plan voting, treatment, and/or distribution purposes) (i) the legal and corporate structures of the Reorganized Debtors or (ii) Equity Interests in the Filing Subsidiaries.

      This Plan shall serve as a motion seeking entry of an order substantively consolidating the Chapter 11 Cases, as described herein. Unless an objection to substantive consolidation is made in writing by any creditor affected by this Plan as herein provided on or before 10 days prior to the date that is fixed by the Bankruptcy Court as the last date on which acceptances to this Plan may be received, or such other date as may be fixed by the Bankruptcy Court, the substantive consolidation order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Bankruptcy Court, which hearing may, but need not, coincide with the Confirmation Hearing. The substantive consolidation proposed herein shall not alter the obligation of each Debtor to pay quarterly fees under 28 U.S.C. section 1930(a)(6) until such Debtor's case is converted, dismissed or closed.

B. Continued Corporate Existence and Vesting of Assets in the Reorganized
Debtors

      Each Reorganized Debtor shall continue to exist after the Effective Date as a separate legal entity, each with all the powers of a corporation or partnership, as applicable, under the laws of its respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, on and after the Effective Date all property of the Estate and any property acquired by the Reorganized Debtors under the Plan shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances. On and after the Effective Date, the Reorganized Debtors may operate their respective businesses and may use, acquire or dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

C. Cancellation of Old Notes, Old Stock and Other Equity Interests

      On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, certificates, and other documents evidencing (a) the Old Notes, (b) the Old Stock and (c) any stock options, warrants or other rights to purchase Old Stock shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be discharged. On the Effective Date, except to the extent otherwise provided herein, any indenture relating to any of the foregoing, including, without limitation, the Indentures, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder, except for the obligation to indemnify the Old Notes Trustees, shall be discharged; provided that the indentures that govern the rights of the Holder of a Claim and that are administered by the Old Notes Trustees, an agent or servicer shall continue in effect solely for the purposes of (y) allowing the Old Notes Trustees, agent or servicer to make the distributions to be made on account of such Claims under the Plan and to perform such other necessary administrative functions with respect thereto and (z) permitting the Old Notes Trustees, agent or servicer to maintain any rights or liens it may have for fees, costs and expenses under such Indenture or other agreement.

D. Issuance of New Securities; Execution of Related Documents

      On or as soon as practicable after the Effective Date, Core-Mark Newco shall issue all securities, notes, instruments, certificates and other documents of Core-Mark Newco required to be issued pursuant hereto, including, without limitation, the New Common Stock, which shall be distributed as provided herein. Core-Mark Newco shall execute and deliver such other agreements, documents and instruments, as is necessary to effectuate the Plan.

E. Restructuring Transactions

      On or before the Effective Date, Fleming intends to (i) dissolve all other of its direct or indirectly wholly owned Debtor subsidiaries other than (a) Core-Mark International, Inc.; (b) Core-Mark Mid Continent, Inc.; (c) General Acceptance Corporation; (d) Core-Mark Interrelated Companies, Inc.; (e) CM Products, Inc.; (f) ASI Office Automation, Inc.; (g) E.A. Morris Distributors Limited; (h) Head Distributing Company; (i) Marquise Ventures Company, Inc.; and
(j) Minter-Weisman Co. and (ii) transfer the convenience store assets that are part of its Leitchfield, Kentucky Division to Core-Mark International, Inc. The specific recipient of these assets will be determined prior to the Confirmation Date.

      On or before the Effective Date, Core-Mark Newco, a Delaware corporation, shall be formed by certain of the Debtors' creditors or a nominee on their behalf. Core-Mark Newco shall then form two wholly-owned subsidiaries, Core-Mark Holdings I and Core-Mark Holdings II, both Delaware corporations, and make a capital contribution of its stock to these entities. Core-Mark Holdings I and Core-Mark Holdings II shall form another subsidiary, Core-Mark Holdings III, owned equally by Core-Mark Holdings I and Core-Mark Holdings II, and shall make a capital contribution of the stock of Core-Mark Newco to Core-Mark Holdings
III. On the Effective Date,

Fleming will transfer the stock of the Reorganized Debtors to Core-Mark Holdings III and Fleming will receive, in exchange for such stock, stock of Core-Mark Newco. Fleming will then transfer to Core-Mark Holding III a portion of Core-Mark Newco's stock to satisfy Disputed Claims and Core-Mark Holdings III will hold such stock, not for its own account, but rather in trust in its role as fiduciary for the benefit of holders of Disputed Claims in Classes 6(A) and 6(B). Fleming will distribute the Core-Mark Newco stock received from Core-Mark Holdings III, and not transferred to Core-Mark Holdings III pursuant to the preceding sentence, to its creditors in accordance with the Plan of Reorganization. Core-Mark Holdings III, as fiduciary for holders of Disputed Claims in Classes 6(A) and 6(B), will transfer stock of Core-Mark Newco to Holders of Classes 6(A) and 6(B) Claims as such claims are resolved. Once these transactions have occurred, the creditors of Fleming, participants in the Management Incentive Plan and persons acquiring Core-Mark Newco equity as a result of the exercise of warrants will be the owners of Core-Mark Newco, which will act as the holding company for the convenience store business. Core-Mark Newco will then own 100% of each of Core-Mark Holdings I and Core-Mark Holdings II, and those two entities will each own 50% of stock of Core-Mark Holdings III. Core-Mark Holdings III will own the Reorganized Debtors.

      On or after the Effective Date, the Reorganized Debtors may continue to enter into such transactions and may continue to take such actions as may be necessary or appropriate to effect a further corporate restructuring of their respective businesses, including actions necessary to simplify, reorganize and rationalize the overall reorganized corporate structure of the Reorganized Debtors. While the Debtors are presently evaluating potential restructuring transactions, the contemplated transactions may include (i) dissolving various additional unnecessary subsidiary companies, including certain of the Reorganized Debtors, (ii) filing appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (iii) any other action reasonably necessary or appropriate in connection with the contemplated transactions. In each case in which the surviving, resulting or acquiring corporation in any of these transactions is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan, to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor. The Debtors shall file a notice of merger, consolidation or dissolution involving any of the Debtors with the Bankruptcy Court within fifteen days after the filing of the appropriate articles or certificates pursuant to state law.

F. Corporate Governance, Directors and Officers, and Corporate Action

      1. Amended Certificate of Incorporation and By-laws

      After the Effective Date, the Reorganized Debtors, as applicable, may, if necessary, reincorporate in their respective states of incorporation and file their Restated Certificates of Incorporation with the Secretary of State in the state in which they are incorporated. After the Effective Date, the Reorganized Debtors may, if necessary, amend and restate their Restated Certificates of Incorporation and other constituent documents as permitted by applicable law.

      2. Directors and Officers of the Reorganized Debtors

      Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the principal officers of the Debtors immediately prior to the Effective Date will be the officers of the Reorganized Debtors. The principal officers of Core-Mark Newco are presently anticipated to be the following: J. Michael Walsh, President and Chief Executive Officer; Henry Hautau, Vice President, Employee and Corporate Services and Assistant Secretary; Stacy Loretz-Congdon, Vice President, Treasurer and Assistant Secretary; Gregory P. Antholzner, Vice President, Finance and Control and Assistant Secretary; Basil P. Prokop, President, Canada Division; Tom Barry, Vice President, National Accounts and Retail Support; Gerald Bolduc, Vice President, Information Technology and Chief Information Officer; David W. Dresser, Vice President, Purchasing; Thomas Small, Vice President, Operations; Chris Walsh, Senior Vice President, Marketing and Sales, Marketing; Tom Perkins, Vice President, U.S. Divisions; Scott McPherson, Vice President, U.S. Divisions; and Cyril Wan, Assistant Secretary.

      Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial board of directors of Core-Mark Newco and each Reorganized Debtor. The initial board of directors of Core-Mark Newco is presently contemplated to consist of five members, the Chief Executive Officer of Core-Mark Newco, two representatives selected by the Committee and two independent directors to be mutually agreed upon by the Debtors and the

Committee. To the extent any such Person is an "insider" under the Bankruptcy Code, the nature of any compensation for such Person will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of such Reorganized Debtor's certificate of incorporation and other constituent documents.

      3. Corporate Action

      After the Effective Date, the adoption and filing, if necessary, of any of the Reorganized Debtors' Restated Certificates of Incorporation, the approval of their Restated By-laws, the appointment of directors and officers for Core-Mark Newco, the adoption of the Management Incentive Plan, and all other actions contemplated hereby with respect to each of the Reorganized Debtors shall be authorized and approved in all respects (subject to the provisions hereof). All matters provided for herein involving the corporate structure of any Debtor or any Reorganized Debtor, and any corporate action required by any Debtor or any Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of such Debtor or Reorganized Debtor. On the Effective Date, the appropriate officers of each Reorganized Debtor and members of the board of directors of each Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of such Reorganized Debtor.

G. PCT

      1. Formation/Purpose

      On the Effective Date or as soon as practicable thereafter, the Debtors and the Committee will form the PCT to administer certain post-confirmation responsibilities under the Plan, including, but not necessarily limited to, those responsibilities associated with the pursuit and collection of the Litigation Claims and Causes of Action other than those which are RCT Assets and the reconciliation and payment of Claims, other than Reclamation Claims (except that reconciliation of Class 6(A) Claims of Reclamation Creditors, but not the payment of such Claims, shall be the responsibility of the RCT).

      2. Powers

      The powers, authority, responsibilities and duties of the PCT and the allocation of such powers, authority, responsibilities and duties between Core-Mark Newco and the PCT, shall be set forth and governed by the PCT Agreement to be mutually agreed upon by the Debtors and the Committee. A copy of the draft PCT Agreement is attached to the Disclosure Statement as Exhibit 9. The Debtors and the Committee shall also mutually agree upon appointment of the PCT Representative who shall have the power to administer the PCT and will be advised by the PCT Advisory Board as specified in the PCT Agreement. The PCT Advisory Board shall consist of four members plus the PCT Representative, two members designated by Core-Mark Newco, one member designated by the Committee other than trade members and the PBGC, who shall be an Old Note Holder that holds in excess of 3.5% or greater of the total outstanding equity securities of Core-Mark Newco received as a result of the distribution of such equity to Holders of Class 6(A) Claims under the Plan and one member to be designated mutually by the trade members of the Committee and the OCRC, which member shall be a Holder of a Class 6(A) Claim, other than with respect to the Old Notes, against which there is not pending (or against which the Debtors or the PCT do not reasonably contemplate bringing) a Cause of Action other than a Cause of Action which is an RCT Asset.

      Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and any affiliations of any Person proposed to serve on the initial PCT Advisory Board as well as the identity and affiliations of the PCT Representative. To the extent any such Person is an "insider" under the Bankruptcy Code, the nature of any compensation for such Person will also be disclosed.

      3. Assets of the PCT

      On the Effective Date or as soon as practicable thereafter, the Debtors, the Reorganized Debtors and Core-Mark Newco, as applicable, shall transfer, assign and deliver to the PCT, the PCT Assets (the "PCT Assets") as outlined in the PCT Agreement. The PCT Assets do not include any RCT Assets. Subject to the preceding exclusion of all RCT Assets, the PCT Assets shall consist of all of the following assets of the Debtors:

            (a) cash balances sufficient to pay the estimated Administrative Claims that are the responsibility of the PCT;

            (b) non-reclamation trade accounts receivable including credits for post-petition deductions, other than the pre-petition and post petition trade accounts receivable and post-petition deductions of the continuing Fleming Convenience business;

            (c) royalty payments owing to the Debtors related to the sale of the Fleming wholesale operations;

            (d) Litigation Claims which consist primarily of vendor-related receivables, primarily for uncollected promotional allowances (e.g. rebates, discounts, price reductions), unreimbursed funds related to military receivables and funds wired in advance for inventory for which invoices were not processed and inventory not shipped, but not including vendor deductions incurred in the ordinary course of business of the Fleming Convenience business which shall remain with Core-Mark Newco;

            (e) Avoidance Actions, especially preference actions as outlined in section 547 of the Bankruptcy Code;

            (f) restricted cash, including the PACA account, the FSA Reserve (subject to all Allowed Claims of FSA Participants and the applicable restrictions and requirements relating to distribution of the FSA Reserve pursuant to the terms of the Orders governing the FSA Reserve (Docket Nos. 3142 & 5224), which were binding on the Debtors prior to transfer of the FSA Reserve to the PCT) and the Professional Fee Escrow Account;

            (g) any and all other Claims and Causes of Action of the Debtors, including but not limited to those outlined in section VI hereof, Exhibit A hereto and section VII of the Disclosure Statement, other than Causes of Action related to the fire loss at the Denver warehouse occurring in December, 2002 and Causes of Action against Ace related to Insurance Security and Ace's draw of letters of credit related thereto which shall be transferred to Core-Mark Newco, and other than claims and Causes of Action waived, exculpated or released in accordance with the provisions of the Plan;

            (h) any assets of the RCT referred or assigned to the PCT whether vendor deductions, preference claims or otherwise (on terms that have been mutually agreed upon by the RCT and the PCT);

            (i) any cash proceeds of settlements for customer accounts receivables, vendor deductions, over-wires and preferences (exclusive of those related to either Fleming Convenience or the RCT Assets) in excess of $9 million collected by the Debtors from April 1, 2004 to the Effective Date which are being held in an escrow account;

            (j) $3.0 million in cash for administration of the PCT; and

            (k) all of the remaining assets of the Debtors, other than the assets of the Reorganized Debtors and the assets of Fleming Convenience which will have been transferred to Core-Mark Newco and the Reorganized Debtors.

      The PCT Assets do not include: (1) any of the RCT Assets; (2) any of the assets of the continuing Fleming Convenience businesses which are to be transferred to Core-Mark Newco and the Reorganized Debtors; and (3) the stock of Core-Mark Newco and the stock of the Reorganized Debtors.

      The PCT Assets shall be held by the PCT for the beneficiaries of the PCT subject to the terms and conditions of the Plan and the PCT Agreement. The PCT shall administer the directors and officers insurance policies maintained pursuant to section XII.D. and all proceeds of such policies shall benefit the D&O Releasees and the prepetition directors and officers of the Debtors who are covered by the directors and officers insurance policies as well as the PCT to the extent the PCT or other Party has a valid Claim against a D&O Releasee or a prepetition director or officer of the Debtors who is covered by the director and officer insurance policies.

      4. Liabilities of the PCT

      The liabilities transferred to the PCT shall include, but not necessarily be limited to, Priority Tax Claims, Other Priority Non-Tax Claims, Property Tax Claims, Other Secured Claims, PACA/PASA Claims, FSA liability, General Unsecured Claims (solely for purposes of resolution), Convenience Claims and certain Administrative Claims that have not been satisfied on the Effective Date of the Plan, other than the Administrative Claims of Fleming Convenience.

      5. Funding

      On the Effective Date, or as soon as practicable thereafter, the Debtors, the Reorganized Debtors and Core-Mark Newco will transfer to the PCT certain cash on hand and/or certain proceeds from the Exit Financing Facility and the Tranche B Loan necessary for the PCT to make the payments required on Allowed Claims pursuant to the Plan and the PCT Agreement. In addition, the PCT shall have available the proceeds from the prosecution of Causes of Action. Core-Mark Newco and the Reorganized Debtors shall retain the remainder of the cash and/or proceeds from the Exit Financing Facility and the Tranche B Loan to operate their businesses. The capital structure of Core-Mark Newco, the Reorganized Debtors and the PCT on the Effective Date are outlined on Exhibit 3 to the Disclosure Statement.

      6. Administrative Claims Guaranty

      As set forth in the estimates included on Exhibit 3 of the Disclosure Statement, the Debtors currently estimate that, on the Effective Date, administrative claims (other than Professional Fees) transferred to the PCT will total $52 million, consisting of General accounts payable of $3 million, Health and welfare benefits of $5 million, Severance and stay program of $27 million and Other administrative claims of $17 million (collectively, the "relevant administrative claims"). In the event that the relevant administrative claims that are ultimately paid by the PCT after the Effective Date exceed the above referenced estimated amounts by more than $4 million, such amounts over the $4 million shall be reimbursed by Core-Mark Newco. In the event any of the relevant administrative claims against the Debtors currently anticipated to be satisfied post-Effective Date through the PCT are, instead, settled through entry of an Order of the Bankruptcy Court approving such settlement pre-Effective Date at a level lower than currently budgeted in the PCT projections then, in such event, 50% of the net savings from any such Court approved settlement below current budgeted levels (after reasonable deduction for legal fees and other resolution costs) shall be paid to the RCT on the Effective Date (the "Administrative Claims Savings"). Once the aggregate distributions from the PCT to the RCT (inclusive of any Administrative Claims Savings paid to the RCT), have reached $10 million then, in such event, any additional distributions to the RCT shall effect a reduction of the maximum amount of the Non-TLV Guaranty by an amount equal to 50% of any such aggregate additional distributions. Notwithstanding the forgoing, the parties recognize that the Bankruptcy Court could ultimately determine that certain of the relevant administrative claims which are subject to the Administrative Claim Guaranty may be reclassified by the Court as priority claims and correspondingly, certain priority claims may be reclassified as relevant administrative claims. Irrespective of such reclassification by the Bankruptcy Court, for purposes of calculating the amount which may be owed, if any, on the Administrative Claim Guaranty, the classification assigned to those claims as outlined in Exhibit 3 of the Disclosure Statement shall govern.

      7. PCT Beneficiaries and Creditors

      The beneficiaries of the PCT shall be the Holders of Allowed Class 6(A) and Class 6(B) Claims. The PCT will also make payments to Holders of Allowed Administrative Claims, Priority Tax Claims, Other Priority Non-Tax Claims, Priority Property Tax Claims, Other Secured Claims, PACA/PASA Claims, and Convenience Claims solely in satisfaction of liabilities assumed by the PCT and such Claim Holders shall not be treated as beneficiaries of the PCT for any purpose. After satisfaction of all such liabilities, the PCT will also make payments to (i) Core-Mark Newco, in the amount necessary to reimburse Core-Mark Newco for any payments made on the TLV Guaranty or Non-TLV Guaranty as outlined herein; (ii) the RCT, in the event all Reclamation Claims and interest thereon as applicable together with the Prepetition Non-TLV Reclamation Claim Reduction, have not been paid in full by the RCT,(7) (iii) Core-Mark Newco in the amount necessary to reimburse Core-Mark Newco for any payments made on the Administrative Claims Guaranty in the event the Reclamation Claims and the Prepetition Non-TLV Reclamation Claim Reduction have been paid in full by the RCT and (iv) thereafter the Class 6(A) and 6(B) General Unsecured Creditors, pro rata.

      8. Good Faith

      Each of the PCT Representative and the PCT Advisory Board shall act in good faith in carrying out its duties and responsibilities and use its best efforts to liquidate and resolve Claims, disputes and maximize the value of the PCT's assets and minimize claims against the PCT.

H. RCT

      1. Formation/Purpose

      On the Plan Effective Date or as soon as practicable thereafter, the Debtors, the OCRC and the Committee will form the RCT to administer certain post-confirmation responsibilities under the Plan, including but not necessarily limited to those responsibilities associated with the pursuit and collection of the RCT Assets and payment of Reclamation Claims.

      2. Assets of the RCT

      On the Effective Date or as soon as practicable thereafter, the Debtors, the Reorganized Debtors and Core-Mark Newco, as applicable, shall transfer, assign and deliver to the RCT the RCT Assets as outlined in the RCT Agreement or the Revised Term Sheet. The RCT Assets shall include assets of the Debtors (more specifically set forth in the Revised Term Sheet) as follows:

            (a) Vendor Deductions, over-wires, preference claims, Causes of Action and other rights of the Debtors as against Reclamation Creditors, other than the post-petition deductions and post-petition over-wires with respect to Fleming Convenience which shall be transferred to Core-Mark Newco;

            (b) $3.0 million in cash for administration of the RCT; and

            (c) Any cash proceeds which are collected by the Debtors from Reclamation Creditors for payment of preference liability, deduction liability and over-wire liability (except for post-petition vendor deductions and post-petition over-wire liability related to Fleming Convenience) from and after March 23, 2004 to the Effective Date which are being held in an escrow account.

      3. Liabilities of the RCT

      The Reclamation Liabilities transferred to the RCT shall include any and all claims asserted against the Debtors by the Reclamation Creditors, including Administrative Claims (other than Administrative Claims against Fleming Convenience), Priority Claims, TLV Reclamation Claims and Non-TLV Reclamation Claims, but not including any DSD Trust Claims, PACA/PASA Claims(8) or General Unsecured Claims held by Reclamation Creditors.

----------------------------
(7) Holders of Class 5 Claims shall not be entitled to a double distribution on account of any Non-TLV Reclamation Claims Reduction related payments and the PCT shall establish its holdbacks or the RCT shall otherwise adjust its distributions accordingly.

(8) The liability for DSD Trust Claims held by Reclamation Creditors shall remain with the DSD Trust and such claims shall be reconciled and paid, if Allowed, by the DSD Trust. The liability for PACA/PASA Claims held by Reclamation Creditors shall remain with the PCT and such claims shall be reconciled and paid, if Allowed, by the PCT.

      4. Powers

      The Powers, authority, responsibilities and duties of the RCT and the allocation of such powers, authority, responsibilities and duties shall be set forth and governed by the Revised Term Sheet and set forth more fully in the RCT Agreement which shall be consistent with the Revised Term Sheet. A copy of the draft RCT Agreement is attached to the Disclosure Statement as Exhibit 12. The RCT shall be administered by the RCT Representative, to be selected by the OCRC.

      In order to facilitate the claims reconciliation process and asset liquidation, the PCT and the RCT shall enter into a transition services agreement whereby the PCT shall provide resources to the RCT related to effecting the Claims reconciliation process. Such resources shall include, but not be limited to, access to the professional staff and employees of the PCT, computer systems, data bases and other relevant information. The RCT shall reimburse the PCT for the direct costs (e.g., professional staff and employee expense) and allocation of the indirect costs (e.g., facilities, computers, data storage facilities) with an allocation methodology to be agreed upon. Notwithstanding the foregoing, the RCT shall have no obligation to reimburse the PCT for indirect costs for the first 3 months after the Effective Date, or for
(i) direct costs for the first six months after the Effective Date and (ii) indirect costs for months 4-6 after the Effective Date, up to an aggregate cap of $1 million. On the Effective Date, the Debtors and the Committee shall, at their option, either (i) have the Debtors provide an additional $1 million to the RCT for administrative expenses of the RCT or (ii) have the PCT provide the RCT with additional resources and services pursuant to the transition services agreement with a value of up to an additional $1 million. However, once the RCT has received aggregate distributions of $10 million from the PCT, inclusive of any amounts paid to the RCT with respect to the Administrative Claims Savings outlined in paragraph V.G.6. herein, the next $1 million in Cash otherwise to be distributed by the PCT to the RCT shall, instead, be paid to Core-Mark Newco.

      The RCT Representative shall be advised by an advisory board selected by the OCRC with representation by Holders of TLV Reclamation Claims (but only until TLV Reclamation Claims have been paid in full) and Holders of Non-TLV Reclamation Claims. The TLV Reclamation Creditors shall be the primary beneficiaries of the RCT and shall be entitled to be paid in full out of the first distributions to be made by the RCT before the Non-TLV Reclamation Creditors are entitled to any payment by the RCT.

      5. Good Faith

      Each of the RCT Representative and the RCT Advisory Board shall act in good faith in carrying out its duties and responsibilities and use its reasonable best efforts to liquidate and resolve Claims, disputes and maximize the value of the RCT's assets and minimize claims against the RCT.

I. Creation of Professional Fee Escrow Account

      On or before the Effective Date, the Debtors shall establish the Professional Fee Escrow Account and fund such Professional Fee Escrow at an appropriate level based upon the most current information available on the date the account is established. The Professional Fee Escrow Account will include a Cash reserve of $1.1 million for the projected fees of the ad hoc reclamation committee, as well as sufficient funds to cover any professional fee claims that may be asserted based on substantial contribution, provided, however, the Debtors' reservation of such amounts shall in no way constitute an admission of liability for, or the validity of, any such fees.

                                   ARTICLE VI

                       DEBTORS' RETAINED CAUSES OF ACTION

A. Maintenance of Causes of Action

      Except as otherwise provided in the Plan, Core-Mark Newco, the Reorganized Debtors, the PCT, and the RCT, as applicable, shall retain all rights on behalf of the Debtors, Core-Mark Newco and the Reorganized Debtors to commence and pursue, as appropriate, in any court or other tribunal including, without limitation, in an adversary proceeding filed in one or more of the Debtors' Chapter 11 Cases, any and all Causes of Action, whether such

Causes of Action accrued before or after the Petition Date, including, but not limited to, the actions specified in section VI.B. herein as well as those Causes of Action listed on Exhibit A filed herewith.

      Except as otherwise provided in the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, any Claims, rights, and Causes of Action that the respective Debtors, Core-Mark Newco and the Reorganized Debtors may hold against any Person shall vest in Core-Mark Newco, the PCT, or the RCT, as applicable and such vesting shall be consistent with the Revised Term Sheet. Core-Mark Newco, the PCT, or the RCT, as applicable, shall retain and may exclusively enforce any and all such Claims, rights or Causes of Action, and commence, pursue and settle the Causes of Action in accordance with the Plan, provided the PCT may commence, pursue and settle non-RCT Causes of Action, as outlined more fully in the PCT Agreement and the RCT may commence, pursue and settle the RCT Causes of Action as outlined more fully in the RCT Agreement and the Revised Term Sheet. Core-Mark Newco, the PCT and the RCT, as applicable, shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and Causes of Action without the consent or approval of any third party and without any further order of court. Notwithstanding any of the preceding, the retention and vesting of Causes of Action shall conform to the specifications set forth in the Revised Term Sheet.

B. Preservation of Causes of Action

      The Debtors are currently investigating whether to pursue potential Causes of Action against any Creditors, Entities, or other Persons, but not as against the Releasees. The investigation has not been completed to date, and under the Plan, Core-Mark Newco, the PCT, and the RCT, as applicable, retain the right on behalf of the Debtors and Reorganized Debtors to commence and pursue any and all Causes of Action. Potential Causes of Action currently being investigated by the Debtors, which may, but need not, be pursued by the Debtors before the Effective Date or by Core-Mark Newco, the PCT, or the RCT, as applicable, after the Effective Date include, without limitation, the following Causes of Action:

      - All actual or potential avoidance actions pursuant to any applicable section of the Bankruptcy Code including, without limitation, sections 544, 545, 547, 548, 549, 550, 551, 553(b) and/or 724(a) of
            the Bankruptcy Code, arising from any transaction involving or concerning the Debtors, and among others, without limitation, those entities listed on Exhibit A-3 and A-7;

      - All actual or potential actions, whether legal, equitable or statutory in nature, for, or in any way involving, the collection of accounts receivable or general ledger items that are due and owing to Fleming or its subsidiaries, including without limitation trade receivables, rent and other lease and sublease charges, franchise and/or license fees, payments due under equipment leases and licenses, other miscellaneous charges, and principal and interest on promissory notes by any Person or Entity (collectively, the "Accounts Receivable"), including, but not limited to, the Accounts Receivable owed by those customers listed on Exhibit A-1 and A-2 hereto;

      - All actual actions or potential actions, whether legal, equitable or statutory in nature, against customers, including, but not limited to, those customers listed in Exhibit A-1 and A-2, for Accounts Receivable, improper setoff, overpayment, claims under the facility standby agreement, or any other claim arising out of the customer relationship;

      - All actual actions or potential actions, whether legal, equitable or statutory in nature, against vendors, including, but not limited to, those vendors listed on Exhibit A-4 hereto, for overpayment, improper setoff, warranty, indemnity, retention of double payments, retention of mis-directed wires, deductions owing or improper deductions taken, claims for damages arising out of a military distribution relationship, claims for overpayment of drop-ship-delivery amounts, or any other claim arising out of the vendor relationship;

      - All actual actions or potential actions against vendors for violation of the Trade Credit Program or the Trade Credit Program Letter Agreement as set forth in the Final Order Authorizing (I) Post- Petition Financing Pursuant To 11 U.S.C. Section 364 And Bankruptcy Rule 4001(c); (II) Use Of Cash Collateral Pursuant To 11 U.S.C. Section 363 And Bankruptcy Rules 4001(b) And (d); (III) Grant Of Adequate Protection Pursuant To 11 U.S.C. Sections 361 And 363; And (IV) Approving Secured Inventory Trade

            Credit Program And Granting Of Subordinate Liens, Pursuant To 11 U.S.C. Sections 105 And 364(c)(3) And Rule 4001(c) entered on May 7, 2003 and the Order Granting Motion for Order Authorizing the Payment of Critical Trade Vendors in Exchange for Continuing Relationship Pursuant to Customary Trade Terms, entered on May 6, 2003. The Debtors are still investigating which vendors they have actions against. A list of the vendors participating in the Critical Trade Lien Program is attached hereto as Exhibit A-7;

      - All actual or potential actions, whether legal, equitable or statutory in nature, against Persons or Entities including vendors with respect to prepetition violations of applicable federal or state securities laws;

      - All actual or potential breach of contract actions against any customers, vendors or Entities who improperly exited the Debtors' system or who violated the automatic stay after the Petition Date, including, but not limited to, those customers or vendors listed on Exhibit A-1, A-2, and A-3;

      - All actual or potential actions, whether legal, equitable or statutory in nature, against landlords, lessees, sublessees, or assignees arising from various leases, subleases and assignment agreements relating thereto, including, without limitation, actions for unpaid rent, overcharges relating to taxes, common area maintenance and other similar charges, including, but not limited to, those claims identified on Exhibit A-10. In addition, two landlords, Massilon Food Company LLC and Tulsa Food Company, LLC, drew down on standby letters of credit under their respective leases shortly after the Debtors filed for bankruptcy. The Debtors are investigating whether these draw-downs were proper and reserve all rights to bring actions against these landlords;

      - All actual or potential actions, whether legal, equitable or statutory in nature, against the Debtors' current or former insurance carriers to recover unpaid reimbursements and claims, overpayment of premiums and fees, claims for breach of contract, indemnity obligations or coverage, return of the proceeds of Insurance Security or release of Insurance Security or similar Causes of Action, including, but not limited to, those insurers listed on Exhibit A-12;

      - All actual or potential Causes of Actions, whether legal, equitable or statutory in nature, against purchasers of assets from the Debtors relating to breach of the purchase agreement or unpaid compensation thereunder, including, but not limited to, those purchasers listed on Exhibit A-9;

      - Any and all rights to payment against any taxing authority listed on Exhibit A-11 for any tax refunds, credits, overpayments or offsets that may be due and owing to the Debtors for taxes that the Debtors may have paid to any such taxing authority;

      - All actions or potential actions, whether legal, equitable or statutory in nature, relating to deposits or other amounts owed by any creditor, lessor utility, supplier, vendor, landlord, sub-lessee, assignee or other Person or Entity;

      - All actions or potential actions, whether legal, equitable or statutory in nature, relating to environmental and product liability matters;

      - All actions or potential actions, whether legal, equitable or statutory in nature, arising out of, or relating to, the Debtors' intellectual property rights;

      - Any litigation or lawsuit initiated by any of the Debtors that is currently pending, whether in the Bankruptcy Court, before the American Arbitration Association, or any other court or tribunal or initiated against the Debtors after the Petition Date for which the Debtors may have counterclaims or other rights, including, but, not limited to, those actions listed on Exhibit A-4 hereto;

      - Potential actions against any of the prepetition directors, officers, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of each Debtor and their respective subsidiaries, including, but not limited to those employees on Exhibit A-5 hereto, except the D&O Releasees, for breaches of fiduciary duty, negligent mismanagement, wasting of corporate assets, and diversion of corporate opportunity;

      - All actual or potential actions, whether legal, equitable or statutory in nature, against all Persons except the D&O Releasees arising out of, or in connection with, any of the Debtors' prepetition management, operation and/or reporting of financial or other information;

      - All actions or potential actions, whether legal, equitable or statutory in nature, against any of the Debtors' current or former professionals, except the Releasees, for breach of fiduciary duty, breach of contract, negligence or professional misconduct or malpractice, or other tortuous conduct, including, but not limited to, those former professionals listed on Exhibit A-8 hereto;

      - All rights against any shareholders or others for subordination of their Claims pursuant to section 510(b) of the Bankruptcy Code or against any Person that has agreed to subordination of their claim pursuant to section 510(a) of the Bankruptcy Code;

      - All actions or potential actions against the prepetition members of the Debtors' board of directors and/or officers except the D&O Releasees, including, without limitation, the right to equitably subordinate claims held by such directors and officers pursuant to section 510(c) of the Bankruptcy Code;

      - All actual or potential actions, whether legal, equitable or statutory in nature, to recover amounts improperly awarded to employees except the D&O Releasees under the terms of any prepetition employment or change-in-control agreement or bonus arrangement;

      - All actual or potential contract and tort actions that may exist or may subsequently arise; and

      - All actual or potential actions whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtors' business or operations, except actions against the Releasees or D&O Releasees to the extent they are released by the Plan.

      The above categories of preservation of causes of action shall not be limited in any way by reference to Exhibit A nor are the categories intended to be mutually exclusive.

      In addition, there may be numerous other Causes of Action which currently exist or may subsequently arise that are not set forth herein, because the facts upon which such Causes of Action are based are not fully or currently known by the Debtors and, as a result, cannot be specifically referred to herein (collectively, the "Unknown Causes of Action"). The failure to list any such Unknown Causes of Action herein, or on Exhibit A filed herewith (except as to Releasees or D&O Releasees), is not intended to limit the rights of Core-Mark Newco, the PCT, or the RCT, as applicable, to pursue any Unknown Cause of Action to the extent the facts underlying such Unknown Cause of Action become fully known to the Debtors.

C. Preservation of All Causes of Action Not Expressly Settled or Released

      Unless a Claim or Cause of Action against a Creditor or other Person is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Debtors expressly reserve such Claim or Cause of Action for later adjudication by Core-Mark Newco, the PCT, or the RCT, as applicable (including, without limitation, Unknown Causes of Action), and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable, or otherwise) or laches shall apply to such Claims or Causes of Action upon or after the Confirmation or Effective Date of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Claims or Causes of Action have been released in the Plan or other Final Order. In addition, the Debtors, Core-Mark Newco, the Reorganized Debtors, the PCT, the RCT and the successor entities under the Plan expressly reserve the right to pursue or adopt any Claim alleged in any lawsuit in which the Debtors are defendants or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants such lawsuits.

      Any Person to whom the Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from Debtors or a transfer of money or property of the Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that such obligation, transfer, or transaction may be reviewed by the Debtors, the PCT or the RCT, as applicable, subsequent to the Effective Date and may, if appropriate, be the subject of an action after the Effective Date, whether or not (i) such Entity has filed a proof of Claim against the Debtors in these Bankruptcy Cases; (ii) such Creditor's proof of Claim has been objected to; (iii) such Creditor's Claim was included in the Debtors' Schedules; or (iv) such Creditor's scheduled Claim has been objected to by the Debtors or has been identified by the Debtors as disputed, contingent, or unliquidated.

                                  ARTICLE VII

                               FUNDING OF THE PLAN

      All Cash necessary for Core-Mark Newco, the PCT and the RCT to make payments pursuant to the Plan will be obtained from the Reorganized Debtors' existing Cash balances, operations, the Exit Financing Facility, the Tranche B Loan and prosecution of Causes of Action, including collections of the Litigation Claims, unless such Cash is not sufficient to fund the Plan, in which case the Debtors, with the consent of the Committee, reserve the right to raise Cash from a sale of some or substantially all of their assets, so long as such sale is not inconsistent with the Revised Term Sheet.

A. Exit Financing Facility, Obtaining Cash for Plan Distributions and Transfers of Funds Among the Debtors and the Reorganized Debtors

            Cash payments to be made pursuant to the Plan will be made by Core-Mark Newco, the PCT, and the RCT, as applicable, provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable Core-Mark Newco, the PCT, and the RCT, as applicable, to satisfy their respective obligations under the Plan. On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Financing Facility and the Tranche B Loan. The Exit Financing Facility and the Tranche B Loan shall not be secured by the assets transferred to the PCT or the RCT. The Exit Financing Facility shall be on substantially the terms set forth in the Exit Facility Commitment Letter attached to the Disclosure Statement as Exhibit 7. The Exit Financing Facility agreement will be included in the Plan Supplement.

B. Tranche B Loan

      The Tranche B Loan shall be a term credit facility in the amount of up to $70 million available to be borrowed from the Tranche B Lenders on the Effective Date in the form of funded borrowings or letters of credit. All obligations under the Tranche B Loan shall be secured by second priority security interests in and liens upon substantially all present and future assets of Core-Mark Newco other than those assets transferred to the PCT, or the RCT, including accounts receivable, general intangibles, inventory, equipment, fixtures and real property, and products and proceeds thereof. The Tranche B Loan shall be junior to the Exit Financing Facility.

      The terms of the Tranche B Loan are set forth in more detail in the Tranche B Put Agreement filed with the Disclosure Statement as Exhibit 8. The Tranche B Loan agreement will be included in the Plan Supplement.

C. Sale of Assets

      In the event that the Debtors do not have sufficient Cash from their existing Cash balances on the Effective Date, operations, the Exit Financing Facility, the Tranche B Loan and pursuit of the Causes of Action, available to the Debtors to make the required payments under the Plan, the Debtors, with the consent of the Committee, reserve the right to fund the Plan through a sale of some or substantially all of the assets of the Debtors under section 363 of the Bankruptcy Code, so long as such sale is not inconsistent with the Revised Term Sheet.

                                  ARTICLE VIII

                        TREATMENT OF EXECUTORY CONTRACTS,
                       UNEXPIRED LEASES AND INSURED CLAIMS

A. Assumption/Rejection of Executory Contracts and Unexpired Leases

      As of the Effective Date, except as otherwise provided herein, all executory contracts or unexpired leases of the Debtors will be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that
(i) have been previously rejected or assumed by Order of the Bankruptcy Court, including those which are the subject of any pending appeal thereof, (ii) are subject to a pending motion to reject or assume, or any appeals thereof, (iii) are specifically listed on the Assumption Schedule to be filed 15 days prior to the Voting Deadline. The Debtors reserve the right for 30 days after the Confirmation Date to modify the Assumption Schedule to add executory contracts or leases or remove executory contracts or leases from such Assumption Schedule, or (iv) are identified in this Plan as being assumed. The Debtors shall provide appropriate notice to any party added or removed from the Assumption Schedule, and any such party removed from the Assumption Schedule shall have thirty days from the receipt of such notice to file a proof of claim with the Bankruptcy Court.

      On the Petition Date, the Debtors were parties to certain collective bargaining agreements ("CBA's"). The Debtors are assuming the four (4) CBA's with labor organizations at facilities where the Debtors operations are on-going, which CBA's are identified on the Assumption Schedule. All other CBA's in existence on April 1, 2003 between labor organizations and the Debtors either have been assumed and assigned to various purchasers or have lapsed or otherwise terminated in connection with facility or business closings or sales.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases

      Except as provided in section VIII.A., all proofs of Claim with respect to Claims, if any, arising from the rejection of executory contracts or unexpired leases that are rejected as a result of the Plan must be filed with the Bankruptcy Court within thirty (30) days after the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time or any applicable Contract Claims Bar Date, will be forever barred from asserting against any Debtor or Reorganized Debtor, their respective Estates, their property, and the PCT and the RCT unless otherwise ordered by the Bankruptcy Court or provided herein.

C. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

      Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash as soon as practicable after the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (i) the amount of any cure payments, (ii) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D. Indemnification of Directors, Officers and Employees

      As further described in section XII.D., the D&O Releasees shall be indemnified through the Debtors' directors and officers insurance policies up to a collective limit equal to the amount of the Debtors' directors and officers insurance proceeds, net of all defense costs and fees, actually payable in Cash, to pay claims against the D&O Releasees.

E. Compensation and Benefit Programs

      Except as otherwise expressly provided herein and excluding the Remaining Pension Plans, all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the

Debtors applicable to their employees, former employees, retirees and non-employee directors and the employees, former employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans (the "Company Benefit Plans") shall be terminated, or shall be treated as executory contracts under the Plan, and on the Effective Date any such remaining Company Benefit Plans that have not been terminated will be deemed rejected pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for those that (i) the Reorganized Debtors will maintain as specifically designated on the Reorganized Debtors' Benefits Schedule and (ii) the PCT will maintain as specifically designated on the PCT Benefit Schedule, both of which are to be filed 15 days prior to the Voting Deadline. In addition, except as set forth on the Reorganized Debtors' Benefits Schedule, the Debtors shall have withdrawn or shall withdraw from all "multiemployer plans" (as such term in defined in section 3(37) of ERISA) prior to the Effective Date, and all claims of such multiemployer plans shall be treated as General Unsecured Claims subject to section 4225(b) of ERISA. Notwithstanding the termination or rejection of the Company Benefit Plans hereunder, vested retiree medical benefits of Fleming, if any, under applicable Company Benefit Plans shall be obligations of the PCT after the Effective Date until terminated, unless terminated pursuant to section 1114 of the Bankruptcy Code prior to the Effective Date. The Debtors believe the PCT may decide to terminate retiree medical benefits after the Effective Date and expect the PCT will incur substantial litigation costs if it attempts to eliminate any retiree medical benefits that are considered vested.

F. Insured Claims

      1. Directors and Officers Related Insurance Coverage

            The Debtors will assume all of the D&O Policies, and the Reorganized Debtors and/or Core-Mark Newco will continue to pay premiums, deductibles, and any other payments that they are obligated to make to the applicable Insurers in the normal course of their business operations.

      2. Worker's Compensation

            Under the Plan, the Debtors will assume all of the existing contracts for workers' compensation insurance, and with respect to all workers compensation policies except those issued by Ace and National Union Fire Insurance Company ("National Union"), the Reorganized Debtors and/or Core-Mark Newco will continue to pay premiums, deductibles, and any other payments that the Debtors are obligated to make to Insurers (the "Workers' Compensation Payments") and continue to perform all of the Debtors' other obligations under the workers compensation policies. With respect to the workers compensation policies issued by Ace and National Union, Core-Mark Newco will permit Ace and National Union to continue to use the Debtors' Insurance Security to make the Workers' Compensation Payments. Any Claims that are covered by the Workers' Compensation Program shall continue to be administered and paid by the Insurers, in accordance with the Workers' Compensation Program.

            To the extent that any of the Debtors' obligations under the Workers' Compensation Program are secured by the Insurance Security, the Insurers for the respective policies shall be entitled to draw upon the appropriate letter(s) of credit or use of the proceeds of such letters of credit already drawn to satisfy amounts due from the Debtors, the Reorganized Debtors and/or Core-Mark Newco on account of: (i) amounts expended by the Insurers in defense of workers' compensation Claims, (ii) administrative costs incurred by the Insurers to administer such workers' compensation Claims, and (iii) payments made in satisfaction of Claims.

      3. Casualty Insurance Program

            (a) Under-Deductible Insured Claims. An Under-Deductible Insured Claim shall be treated in the same manner as any other Unsecured Claim under the Plan and shall be either a Class 6(A) General Unsecured Claim or Class 7 Convenience Claim, as appropriate, under the Plan. The Under-Deductible Insured Claim shall be fully-satisfied by the applicable distribution under the Plan, regardless of the amount actually distributed to the Holder of the relevant Under-Deductible Insured Claim under the Plan. The respective Insurer shall have no obligation under the Casualty Insurance Program, or the Plan, to pay any part of an Under-Deductible Insured Claim. The Insurers may not use the Insurance Security to pay any part of an Under-Deductible Insured Claim, but the Insurers may use any applicable Insurance Security to reimburse themselves for reasonable costs incurred to administer the Under-Deductible Insured Claims.

            (b) Covered Allowed Insured Claims. The Covered Allowed Insured Claims shall be satisfied as follows: (i) the Insured Claim, up to the Deductible Amount, shall be treated as a Class 6(A) General Unsecured Claim or Class 7 Convenience Claim, as appropriate, under the Plan, and that portion of the Insured Claim shall be paid in the manner provided by the Plan and be fully-satisfied, regardless of the amount actually distributed to the Holder of the relevant Insured Claim; and (ii) the Insurer shall satisfy that portion of an Insured Claim that exceeds the Deductible Amount (the "Over-Deductible Amount"). On the Effective Date, the Debtors shall be discharged of any liability for the Covered Allowed Insured Claims.

            (c) The Exceeded Allowed Insured Claims. The Exceeded Allowed Insured Claims shall be satisfied as follows: (i) the Insured Claim, up to the Deductible Amount, shall be treated as a Class 6(A) General Unsecured Claim or Class 7 Convenience Claim, as appropriate, under the Plan, and that portion of the Insured Claim shall be paid in the manner provided by the Plan and be fully-satisfied, regardless of the amount actually distributed to the Holder of the relevant Insured Claim; (ii) the Insurer shall satisfy the Over-Deductible Amount up to the Aggregate Limit; and
      (iii) that portion of the Insured Claim that exceeds the Aggregate Limit shall be treated as a Class 6(A) General Unsecured Claim or Class 7 Convenience Claim, as appropriate, under the Plan, and the Insured Claim shall be paid in the manner provided by the Plan and shall be fully satisfied, regardless of the amount actually distributed to the Holder of the Insured Claim under the Plan. On the Effective Date, the Debtors shall be discharged of any liability for the Exceeded Allowed Insured Claims.

            (d) Exception for Statutory or Legal Duty. Notwithstanding the foregoing, to the extent that an Insurer has a statutory duty under applicable federal, state or local law to pay the Deductible Amount of any Insured Claim as a result of the Debtors' failure to pay such Deductible Amount in full due to its chapter 11 filing or the provisions of this Plan or to the extent that an Insurer is found liable to a claimant to pay such Deductible Amount by a Court, administrative agency or regulator of competent jurisdiction, the restrictions on the payment of such Deductible Amount and use of the Insurance Security to reimburse such payment shall not apply and an Insurer, upon the consent of Core-Mark Newco and / or the PCT, as applicable, which consent shall not be unreasonably withheld, may use such Insurance Security to reimburse itself for the payment of such Deductible Amount. In the event of a controversy with respect to payments of Claims under this subsection, this Court shall retain jurisdiction over such controversy.

      4. The Old Republic Policies

            The Debtors have previously assumed all of the Old Republic Policies and, notwithstanding the foregoing, the provisions outlined above with respect to the treatment of Insured Claims shall not apply to Old Republic and to Insured Claims under the Old Republic Policies. Old Republic shall be entitled to an Administrative Claim against the Debtors, subject to any applicable defenses or counterclaims of the Debtors, for any failure by the Debtors to: (i) make premium payments pursuant to the Old Republic Program Agreement, or pay any other amount due with respect to Old Republic's issuance of the Old Republic Policies; (ii) the Debtors' failure to make payments within the deductible layer of the policies for deductibles relating to or on account of occurrences giving rise to Claims covered by the Policies, or (iii) make payments due to any third-party administrator that is administering covered claims under the Old Republic Policies. Except as the parties otherwise agree, such Administrative Claim shall: (i) survive confirmation of the Plan, (ii) shall not be liquidated or adjudicated by the Court, and (iii) shall not be payable upon the Effective Date of the Plan. Core-Mark Newco will not seek to recover from Old Republic before January 1, 2008 for any excess draw on the Old Republic Letters of Credits, if drawn by Old Republic, unless otherwise agreed to by the parties.

      5. Defense Costs

            Notwithstanding the provisions above with respect to the payment of Allowed Under-Deductible Insured Claims, the Insurers shall have the right to seek reimbursement from the Debtors of Allowed Defense Costs with respect to Under-Deductible Insured Claims, and such reimbursement shall be obtained by deducting the Allowed Defense Costs from the Insurance Security held by the respective Insurers as security for the payment of such costs. However, if the sum of the Insured Claim and the Allowed Defense Costs exceeds the applicable

Deductible Amount under the respective policy, the Insurer shall not be entitled to reimbursement for costs that exceed the applicable Deductible Amount. To the extent that an Insurer is entitled to reimbursement of Allowed Defense Costs, but the Insurer does not have Insurance Security for the obligation, the Insurer shall be entitled to a Class 6(A) General Unsecured Claim for the Allowed Defense Costs.

      6. The Ace LPT Agreements

            The Debtors have entered into several Loss Portfolio Transfer Agreements and binders (the "LPT Agreements") and associated Retained Loss Reimbursement and Contractual Reimbursement Policies (the "RLR/CR Policies") with certain of the ACE-USA Companies (as defined in Section I.A.95) with respect to certain workers' compensation policies. The most recent of these LPT Agreement was approved by the Court on July 8, 2004. The Debtors hereby assume the LPT Agreements, the RLR/CR Policies, and the worker's compensation policies and program agreements as they are modified by and in the LPT Agreements and the RLR/CR Policies. The Debtors re-affirm the October 2, 2003 and July 8, 2004 Orders of this Court relating to LPT Agreements.

      7. Injunction as to Insurers

            Holders of Under-Deductible Insured Claims, Insured Claims up to the Deductible Amount and Insured Claims that exceed the Aggregate Limit which are treated as Class 6(A) General Unsecured Claims or Class 7 Convenience Claims, as appropriate, as outlined above are expressly restrained and enjoined from asserting the unsatisfied portion of such claims directly against the Insurers.

                                   ARTICLE IX

                       PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions for Claims Allowed as of the Effective Date

      Except as otherwise provided herein or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date or as soon thereafter as practicable. Except as evidenced by an electronic entry, as a condition to receive any distribution under the Plan, each Old Note Holder must comply with section IX.J and IX.K below. All distributions shall be made in accordance with any applicable Indenture agreement, loan agreement or analogous instrument or agreement.

B. Distributions by Core-Mark Newco, the PCT and the RCT

      Except as otherwise provided herein, Core-Mark Newco, the PCT, or the RCT, as applicable, shall make all distributions required under the Plan. Notwithstanding the provisions of Section V.C. herein regarding the cancellation of the Indentures, the Indentures shall continue in effect to the extent necessary to allow the Old Notes Trustees to provide information to the Exchange Agent to permit distributions of the New Common Stock and to receive New Common Stock on behalf of the Holders of the Old Notes and make distributions pursuant to the Plan on account of the Old Notes as agent for Core-Mark Newco. The Old Notes Trustees (or any agents or servicers) providing services related to distributions to the Holders of Allowed Old Note Claims shall receive from the PCT reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services upon the presentation of invoices to the PCT. All distributions to be made herein shall be made without any requirement for bond or surety with respect thereto.

C. Interest on Claims

      Except as otherwise specifically provided for herein or in the Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on any Claims, other than the Pre-Petition Lenders' Secured Claims and the DIP Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

D. Compliance with Tax Requirements/Allocations

      In connection with the Plan, to the extent applicable, the Reorganized Debtors, the PCT, and the RCT shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to the principal amount of Allowed Claims with any excess allocated, if applicable, to unpaid interest that accrued on such Claims.

E. Delivery of Distributions and Undeliverable or Unclaimed Distributions

      1. Delivery of Distributions in General

      Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on the records of Debtors or upon their proofs of Claim, if any, or, if such Holder holds claims based on Old Notes, distributions with respect to such Claims will be made to the appropriate Old Notes Trustee which will make distributions to Holders of Old Notes at the address contained in the official record of the appropriate Old Note Trustee. To the extent the Old Notes Trustee makes distributions to DTC, DTC will, in turn, make appropriate book entries to reflect the distributions it makes to Holders. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Old Note Claims shall be made in accordance with the provisions of the applicable Indentures. The Debtors, the Reorganized Debtors, Core-Mark Newco, the PCT, and/or the RCT shall have no liability for any action pertaining to the distributions made by the Old Notes Trustees.

      2. Undeliverable Distributions

            (a) Holding of Undeliverable Distributions. If any distribution to a Holder of an Allowed Claim is returned to Core-Mark Newco, the PCT, the RCT or an Old Notes Trustee as undeliverable, no further distributions shall be made to such Holder unless and until Core-Mark Newco, the PCT, the RCT or an Old Notes Trustee is notified in writing of such Holder's then-current address. Undeliverable distributions shall be returned to Core-Mark Newco, the PCT or the RCT and shall remain in the possession of Core-Mark Newco, the PCT or the RCT subject to Section IX.E.2(b) below until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind. As soon as reasonably practicable, Core-Mark Newco, the PCT, or the RCT, as applicable, shall make all distributions that become deliverable.

            (b) Failure to Claim Undeliverable Distributions. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no sooner than 240 days after the Effective Date, the PCT will compile a listing of unclaimed distribution Holders. This list will be maintained and updated for as long as the Chapter 11 Cases stay open. Any Holder of an Allowed Claim (irrespective of when a Claim became an Allowed Claim) that does not assert a Claim pursuant hereto for an undeliverable distribution (regardless of when not deliverable) within six months after the distribution has been attempted to be made to the Holder of the Allowed Claim shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against any Reorganized Debtor or its respective property. In such cases: (i) any Cash held for distribution on account of such Claims shall be the property of Core-Mark Newco, the PCT, or the RCT, as applicable, free of any restrictions thereon; and (ii) any New Common Stock held for distribution on account of such Claims shall be canceled and of no further force or effect. Nothing contained herein shall require Core-Mark Newco, the PCT, the RCT, or the appropriate Old Notes Trustee to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

            (c) Abandoned Property Law. The provisions of the Plan regarding undeliverable distributions will apply with equal force to distributions made pursuant to the Old Note Indentures; notwithstanding any provision in such indenture to the contrary and notwithstanding any otherwise applicable escheat, abandoned or unclaimed property law.

F. Distribution Record Date

      As of the close of business on the Distribution Record Date, the transfer register for all Claims except Old Note Claims maintained by the Debtors or their agents, shall be closed, and there shall be no further changes in the record Holders of any such Claims. Moreover, the Reorganized Debtors shall have no obligation to recognize the transfer of any such Claims occurring after the Distribution Record Date and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. There shall be no Distribution Record Date for Old Note Claims.

G. Timing and Calculation of Amounts to be Distributed

      Except as otherwise provided herein, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Claim against the Debtors shall receive the distributions that the Plan provides for Allowed Claims in the applicable Class, provided however, Core-Mark Newco, the PCT, and the RCT, as applicable, shall maintain reserve accounts in trust for the payment or distribution on account of potential or Disputed Claims and shall make the appropriate adjustments in distributions to adequately take into consideration and fund such reserve accounts. Core-Mark Newco, the PCT, and the RCT, as applicable, shall be authorized to make interim distributions and any subsequent distributions necessary to distribute any Cash, New Common Stock or other consideration held in any reserve account to the appropriate Claim Holder as Claims are resolved and allowed and reserves are reduced in accordance with the Plan. If and to the extent that there are Disputed Claims, beginning on the date that is 45 calendar days after the end of the month following the Effective Date and 45 calendar days after the end of each month thereafter, distributions shall also be made, pursuant hereto, to Holders of formerly Disputed Claims in any Class whose Claims were Allowed during the preceding month.

H. Minimum Distribution

      The New Common Stock will be issued as whole shares. If a registered record Holder of an Allowed Claim is entitled to the distribution of a fractional share of New Common Stock, unless otherwise determined and approved by the Bankruptcy Court, the fractional distribution to which such Holder would be entitled shall be aggregated with all other such similar distributions by Core-Mark Newco (or its agent), and as soon as practicable after final reconciliation, allowance or resolution of all Classes 6(A) and 6(B) Claims, sold by Core-Mark Newco (or its agent) in a commercially reasonable manner. Upon the completion of such sale, the net proceeds thereof shall be distributed (without interest), pro rata in the case of New Common Stock, to the Holders of Allowed Claims, based upon the fractional share of New Common Stock each such Holder would have been entitled to receive or deemed to hold had Core-Mark Newco issued fractional shares of New Common Stock. Such distributions shall be in lieu of any other distribution.

I. Allowance or Resolution Setoffs

      The Reorganized Debtors, the PCT or the RCT, as applicable, in accordance with the Revised Term Sheet, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Claim (before any distribution is made on account of such Claim), the Claims, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors the PCT or the RCT may hold against the Holder of such Allowed Claim; provided that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, the Reorganized Debtors the PCT or the RCT of any such Claims, rights and Causes of Action that the Debtors, the Reorganized Debtors the PCT or the RCT may possess against such Holder, except as specifically provided herein.

J. Old Notes

      Each record Holder of an Allowed Claim relating to the Old Notes not held through DTC shall either (a) tender its Old Notes relating to such Allowed Claim in accordance with written instructions to be provided to such Holders by the applicable Reorganized Debtor as promptly as practicable following the Effective Date, or (b) if the Holder's Old Note has been destroyed, lost, stolen or mutilated, comply with section IX.L. below. Such instructions shall specify that delivery of such Old Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Notes with a letter of transmittal in accordance with such instructions. All surrendered Old Notes shall be marked as canceled. If any Holder of Old Notes not held through DTC submits bearer bonds without coupons or coupons only, the Debtors shall adjust the consideration exchanged therefore appropriately.

K. Failure to Surrender Canceled Instruments

      Any Holder of Allowed Claims relating to the Old Notes not held through DTC that fails to surrender or is deemed to have failed to surrender its Old Notes required to be tendered hereunder or that has failed to comply with section IX.L. below within one year after the Effective Date shall have its Claim for a distribution pursuant hereto on account of such Allowed Claim discharged and shall be forever barred from asserting any such Claim against any Reorganized Debtor or their respective properties. In such cases, any New Stock held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth in section IX.E. above.

L. Lost, Stolen, Mutilated or Destroyed Debt Securities

      In addition to any requirements under the Indentures or any related agreement, any Holder of a Claim evidenced by an Old Note not held through DTC that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Note, deliver to the applicable Reorganized Debtor: (a) an affidavit of loss reasonably satisfactory to such Reorganized Debtor setting forth the unavailability of the Old Note not held through DTC; and (b) such additional security or indemnity as may be reasonably required by such Reorganized Debtor to hold such Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this procedure by a Holder of a Claim evidenced by an Old Note, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such non-DTC note.

M. Share Reserve

      In addition to the provisions of section X.A.3. herein, Core-Mark Newco shall be required to establish and maintain an appropriate reserve of New Common Stock to ensure the distribution of New Common Stock to the Holder of any Disputed Claim upon its allowance.

N. Settlement of Claims and Controversies

      Pursuant to Fed. R. Bankr. P. 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of claims or controversies relating to the contractual, legal and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim, or any distribution to be made on account of any such Allowed Claim.

O. Setoff/Recoupment by Holders of Claims

      Notwithstanding anything contained in the Plan to the contrary, the rights of Claim Holders to assert and exercise any setoff and/or recoupment rights that they may have under applicable law shall not be impaired by the Plan or the Confirmation Order and the Claim Holders may exercise any setoff and/or recoupment rights that they may have under applicable law after the Effective Date.

                                   ARTICLE X

                PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT
                             AND UNLIQUIDATED CLAIMS

A. Resolution of Disputed Claims

      1. Prosecution of Objections to Claims

      For the first 90 days following the Effective Date, subject only to the restrictions agreed to by the Debtors, Reorganized Debtors, Core-Mark Newco, the OCUC and the OCRC, as set forth in the Revised Term Sheet and the

Plan, any party in interest may object to any filed proof of Claim (such objections, the "Third Party Objections").(9) Beginning 90 days after the Effective Date, except in regard to (a) objections to Professional Fees and other fees and (b) Third Party Objections that remain pending after the 90th day following the Effective Date, in accordance with the Revised Term Sheet and the Plan, (x) the PCT Representative shall have the exclusive authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims on behalf of the Debtors and Reorganized Debtors as such actions relate to all Claims not falling under the authority of the RCT Representative pursuant to the Revised Term Sheet and the Plan and (y) the RCT Representative shall have exclusive authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims on behalf of the Debtors and Reorganized Debtors as such actions relate to Claims that fall under the RCT Representative's authority pursuant to the Revised Term Sheet. Beginning 90 days after the Effective Date, the PCT Representative may settle or compromise any Disputed Claim allocated to the PCT on behalf of the Reorganized Debtors and the RCT Representative may settle or compromise any Disputed Claim allocated to the RCT on behalf of the Reorganized Debtors without approval of the Bankruptcy Court, in each case, with the exception of Disputed Claims subject to pending Third Party Objections. Furthermore, nothing contained herein shall impair the ability of Insurers to object to unmeritorious and/or Disputed Insured Claims and to participate in the resolution of such Claims, and the PCT and the Insurers will cooperate with each other with respect to such Insured Claims.

      2. Estimation of Claims

      Core-Mark Newco, the PCT Representative, and the RCT Representative, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors, Core-Mark Newco, the PCT, or the RCT, as applicable, has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. However, the use of such estimation process shall not trigger an Insurer's obligation to pay an Insured Claim. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

      3. Payments and Distributions on Disputed Claims

      Notwithstanding any provision herein to the contrary, except as otherwise agreed by Core-Mark Newco, the PCT, or the RCT, as applicable, Core-Mark Newco, the PCT, and the RCT, as applicable, in their sole discretion shall not make any partial payments or partial distributions with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. On the date or, if such date is not a Business Day, on the next successive Business Day that is 45 calendar days after the month in which a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. In the event there are Disputed Claims requiring adjudication and resolution, Core-Mark Newco, the PCT, and the RCT, as applicable, shall establish appropriate reserves for potential payment of such Claims.

B. Allowance of Claims

      Except as expressly provided herein or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code and no objection to such Claim has been filed by the Objection Deadline or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors, the PCT, and the RCT, as applicable, after confirmation will have and retain any and all rights, remedies, causes of action and defenses the Debtors had with respect to any Claim as of the date the Debtors filed their petitions for relief under the Bankruptcy Code, including, but not limited to, the right to setoff the amount of any otherwise Allowed Claim against other amounts owed by the Holder of such Allowed Claim to the Debtors in accordance with section 553 of the Bankruptcy Code. Claims of any Person or Entity that may owe

--------------------------
(9) Settlements of Claims previously approved by the Court by are not subject to further objection.

money to any of the Debtors pursuant to section 502(d) of the Bankruptcy Code shall be disallowed unless and until such Person or Entity pays the entire amount it owes to such Debtor.

C. Controversy Concerning Impairment

      If a controversy arises as to whether any Claims, or any Class of Claims, is Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Confirmation Date.

D. Impact on Pending Litigation; Pension Plans

      Pursuant to section III.B.10 herein, Other Securities Claims and Interests, including, but not limited to, the securities class action entitled In re Fleming Companies Securities Litigation, Master File No. 5:03-md-1530TJW (the "Securities Class Action") brought by current or former Fleming shareholders and creditors described in more detail in section V.C.6 of the Disclosure Statement, will be permanently enjoined as to the Debtors and any claims thereunder discharged. Litigation involving directors and officers of the Debtors, including but not limited to, that described in section V.C.6 of the Disclosure Statement may be affected by the releases contained in section XII herein. Litigation against the Debtors that is not deemed an Other Securities Claim or Interest or is not affected by the releases contained in section XII herein, and is not otherwise discharged, settled or expunged in accordance with the Plan, will be permanently enjoined pursuant to section XII.G. herein, and any Allowed Claims arising from such litigation will generally be treated as Class 6(A) Claims under the Plan. Nothing in the Plan or in any order confirming the Plan, however, shall affect, release, enjoin or impact in any way the prosecution of the claims of the class claimants in the Securities Class Action asserted, or to be asserted, against the non-Debtor defendants in the Securities Class Action and/or any other non-Debtor unless (i) a Claim Holder has affirmatively voted in favor of the Plan, in which case such Claim Holder shall release the Releasees as outlined in section XII.C. herein and any litigation by such Claim Holder against the Releasees of the type outlined in section XII.C. shall be permanently enjoined and any Claims thereunder discharged as outlined herein and in section XII.G., or (ii) the litigation is among Releasees, in which case it shall be released by the Mutual Releases outlined in section XII.B. herein and shall be permanently enjoined and any claims thereunder discharged as outlined herein and in section XII.G. The Plan shall forever bar any claimant including, but not limited to, the class claimants in the Securities Class Action from pursuing claims against the Debtors which are covered by the directors and officers liability insurance policies maintained by the Debtors (the "D&O Insurance") but shall not bar such Claim Holders from pursuing the non-Debtor defendants who may be entitled to coverage by the D&O Insurance.

      On February 9, 2004, Jackson Capital Management LLC, the lead plaintiff ("Lead Plaintiff") in the Securities Class Action filed an Objection to the Disclosure Statement. The Lead Plaintiff raised essentially two objections. First, the Lead Plaintiff alleges that the provisions in the Plan and Disclosure Statement relating to Releases are ambiguous in that they are unclear as to whether such Releases shall have any impact on the rights of the Lead Plaintiff and class claimants in the Securities Class Action or the claims asserted in the Securities Class Action against any non-Debtor. This Objection has been addressed by the language inserted above suggested by the Lead Plaintiff which specifically states that "Nothing in the Plan or in any Order confirming the Plan, shall affect, release, enjoin or impact in any way the prosecution of the claims of the class claimants asserted, or to be asserted, against the non-Debtor defendants in the Securities Class Action and/or any other non-Debtor" unless the class claimants also happen to have Claims against the Debtors in addition to the Claims they have arising out of the Securities Class Action which are Class 10 Claims, which are extinguished under the Plan and the Holders of which are not entitled to vote and are deemed to have rejected the Plan.

      The Lead Plaintiff's second Objection is really a Plan Objection. The Lead Plaintiff alleges that "the class claimants are entitled not only to look to the proceeds of D & O Insurance for payment of their claims asserted or to be asserted in the Securities Class Action, but they also may pursue their claims against the Debtor solely to the extent of such available D & O Insurance." The Lead Plaintiff goes on to state that the "Plan should not impact the class claimants' rights against the Debtor, either though injunctive relief or discharge, to pursue their claims solely against such insurance proceeds." Again, this is a Plan Objection. The Lead Plaintiff is seeking treatment under the Plan that is not presently contemplated and not agreed to by the Debtors. The Plan enjoins the Lead Plaintiff and the class claimants from pursuing claims against the Debtors and discharges any and all claims that the class claimants may have against the Debtors. The Debtors cannot agree to permit the Lead Plaintiffs and class claimants to proceed against the Debtors to the extent of D & O Insurance. Such treatment would provide the class claimants with treatment more favorable than that accorded creditors whose claims are of a higher priority than the class claimants, especially with respect to claimants with Class 6(A), 6(B) and 7 Claims who are not likely to be receiving full recovery on their Claims.

E. Settlement of Claims and Controversies.

      The provisions of the compromise and settlement among the Debtors, the Committee and the PBGC as set forth in the Global Settlement Agreement and Mutual Release, which is attached to the Motion Pursuant to 11 U.S.C. Section 105(a) and Fed. R. Bankr.P. 9019(a) for Court Approval of Settlement Agreement with Pension Benefit Guaranty Corporation [docket no. 8009] filed with the Court on May 12, 2004, and to be approved by the Court on June 1, 2004 (the "PBGC Agreement"), are incorporated by reference herein. The treatment of Claims in Class 6(A) reflect the compromise and settlement set forth in the PBGC Agreement, which, upon the Effective Date, shall be binding upon the Debtors, all Claim Holders and all Entities receiving any payment or other distributions under the Plan.

      Additionally, notwithstanding anything in the Plan or the Confirmation
Order: 1) the Debtors shall not seek to reject the Remaining Pension Plans under section 365 of the Bankruptcy Code; 2) one of the Reorganized Debtors or a member of their Controlled Group (as defined under 29 U.S.C. Section 1301(a)(14)) will be the contributing sponsor of the Remaining Pension Plans and each of the Reorganized Debtors and each member of the Reorganized Debtors' Controlled Group will comply with its obligations with respect to the Remaining Pension Plans under ERISA, any other applicable law, and the terms of the Remaining Pension Plans; 3) there shall be no release, discharge, injunction, or exculpation of any entity from any liability with respect to the Remaining Pension Plans as to any Claim of, or cause of action by, the PBGC; and 4) there shall be no release, discharge, injunction or exculpation of any entity, except for the Debtors, the Reorganized Debtors, any entities created through the merger of the Reorganized Debtors, any members of the Reorganized Debtors' Controlled Group (including Core-Mark Newco, Core-Mark Newco Holding I, Core-Mark Newco Holding II, Core-Mark Newco Holding III, the PCT and the RCT), from any liability with respect to the Fleming Plan as to any Claim or cause of action by the PBGC.

F. Special Provisions Regarding Reclamation Claims

      1. TLV Reclamation Claims

            (a) Allowance of TLV Reclamation Claims shall be determined solely by the RCT and the affected Creditor without standing of any other party to object (unless resolution is referred to the PCT on such terms as the RCT and the PCT shall determine).

            (b) Reconciliation of the TLV Reclamation Claims shall consist of application of all postpetition vendor deductions, over-wires and preferences and pre-petition setoffs to the extent that General Unsecured Claims have first been fully setoff through application of pre-petition deductions. The reconciliation shall recognize the effect of the Trade Credit Program and the critical vendor program.

            (c) Allowed TLV Reclamation Claims shall earn interest which shall begin to accrue sixty (60) days after the Effective Date at the Wall Street Journal listed prime rate.

            (d) Allowed TLV Reclamation Claims shall be paid (i) first from the RCT; (ii) second from the PCT and (iii) third from the Core-Mark TLV Guaranty.

      2. Non-TLV Reclamation Claims

            (a) Allowance of Non-TLV Reclamation Claims shall be determined solely by RCT and the affected Creditor without standing of any other party to object (unless resolution is referred to the PCT on such terms as the PCT and RCT shall determine).

            (b) In reconciling the Non-TLV Reclamation Claims, all post-petition vendor deductions, over-wires, preferences, and pre-petition setoffs to the extent that General Unsecured Claims have been fully set off, shall be applied. In addition, the total amount of Allowed Non TLV-Reclamation Claims will first be reduced by a discount of $13 million to calculate the net Allowed amount of the Non-TLV Reclamation Claim.

            (c) Allowed Non-TLV Reclamation Claims shall be paid only after satisfaction of all Allowed TLV Reclamation Claims (i) first from the RCT,
      (ii) second from the PCT and (iii) third from the Core-Mark Non-TLV Guaranty. The timing of such distribution shall be in the discretion of the RCT.

      3. General Unsecured Claims of Reclamation Creditors

            (a) Allowance of General Unsecured Claims held by Reclamation Creditors shall be determined by the RCT pursuant to procedures established by the Bankruptcy Court. Such procedures shall include a mechanism for approval by the PCT Advisory Board of settlements which represent an increase of at least 20% from the general unsecured claims scheduled by the Debtors or the proofs of Claim, whichever is less.

            (b) The prosecution of any objections with respect to the General Unsecured Claims held by Reclamation Creditors and the reconciliation of such General Unsecured Claims shall be conducted by the RCT at its expense and will be subject to setoff against any pre-petition Claims of the Debtors against the Reclamation Creditors.

            (c) Allowed General Unsecured Claims of Reclamation Creditors shall be entitled to the same treatment under this Plan as the Allowed Class 6(A) General Unsecured Claims of non-Reclamation Creditors and shall receive distributions pursuant to the Plan when Allowed.

      4. Expected Reconciliation Rules of RCT

      The advisory board of the RCT is expected to approve a series of rules which can be applied in the reconciliation of Reclamation Claims and other RCT Assets. These rules shall be applied on a consensual basis by the RCT Representative with the Reclamation Creditors. These rules shall not be mandatory. In the event a consensual reconciliation is not achieved by the RCT Representative and a Reclamation Creditor, there may be alternative dispute resolution procedures made available on terms adopted by the advisory board of the RCT. In any event, each Reclamation Creditor reserves its rights to seek allowance and reconciliation of its Reclamation Claim in accordance with the Bankruptcy Code and Bankruptcy Rules process as qualified by the Plan.

      Pursuant to the Revised Term Sheet, the Debtors, the OCRC, and the Committee have requested a stay from the Bankruptcy Court of the adversary proceedings against the Reclamation Claimants through and including the Effective Date. In the event that the Plan is confirmed, post-Effective Date, all claims, defenses, and other litigation rights related thereto asserted in these adversary proceedings constitute RCT Assets, and the RCT shall be entitled to substitute itself for the Debtors in the adversary proceedings against Reclamation Claimants. It is the expectation of the OCRC that the advisory board of the RCT shall seek a further stay of these adversary proceedings to the extent necessary to, among other things, complete the development of the rules to be applied in reconciling Reclamation Claims and in resolving the claims asserted against Reclamation Claimants in the adversary proceedings on a consensual basis. In the event the application of the rules does not provide a means to resolve a particular Reclamation Claim, the RCT and the Holder of the Reclamation Claim reserve the right to seek to terminate the stay of the relevant adversary proceeding or through other means to seek resolution of the Reclamation Claim through litigation or other means of dispute resolution. Subject to Confirmation of the Plan, both in the application of the rules for reconciliation of Reclamation Claims on a consensual basis and through any litigation or other dispute resolution (whether through one of the adversary proceedings or otherwise), the assertion that a Reclamation Claim is to be eliminated, or to any extent reduced, because of any security interest having existed in the Debtors' inventory shall be barred (a waiver of the so-called "valueless" defense to a Reclamation Claim).

      5. Surplus Contingency from RCT

      In the event the RCT has or develops proceeds for distribution after satisfaction of all Reclamation Claims, such additional proceeds shall be applied by the RCT in an order of priority as follows:

            (a) To Core-Mark Newco for any advances under the TLV Guaranty or Non-TLV Guaranty;

            (b) To the Prepetition Non-TLV Reclamation Claim Reduction;

            (c) To Core-Mark Newco for any advances under the Administrative Claim Guaranty;

            (d) Any amount of "ad hoc committee" professional fees which have not been reimbursed by allowance of an Administrative Claim; and

            (e) To the PCT.

                                   ARTICLE XI

                      CONDITIONS PRECEDENT TO CONFIRMATION
                AND OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN

A. Conditions Precedent to Confirmation

      It shall be a condition to Confirmation hereof that all provisions, terms and conditions hereof are approved in the Confirmation Order.

B. Conditions Precedent to Occurrence of the Effective Date

      It shall be a condition to occurrence of the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section XI.C. herein:

      1. The Confirmation Order confirming the Plan, as the Plan may have been modified, shall have been entered and become a Final Order in form and substance satisfactory to the Debtors and the Committee and shall provide that, among other things:

                  (i) the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

                  (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

                  (iii) Core-Mark Newco is authorized to issue the New Common
            Stock and Management Options; and

                  (iv) the New Common Stock issued under the Plan is exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders of the New Common Stock are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

      2. The following agreements, in form and substance satisfactory to the Reorganized Debtors and the Committee, shall have been tendered for delivery and all conditions precedent thereto shall have been satisfied:

            (a) Exit Financing Facility;

            (b) Tranche B Loan Agreement; and

            (c) Management Incentive Plan.

      3. The Certificate of Incorporation of Core-Mark Newco shall have been filed with the Secretary of State of the State of Delaware.

      4. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

      5. The new board of directors of Core-Mark Newco shall have been appointed.

      6. The Reorganized Debtors shall have established and funded the Professional Fee Escrow Account.

      7. The appropriate Final Orders recognizing and implementing the Plan in Canada shall have been obtained from the Canadian CCAA Court.

      8. The PCT and the RCT shall be established and all actions, documents and agreements necessary to implement the PCT and the RCT shall have been effected or executed.

      9. The issuance of the New Common Stock under the Plan shall be exempt from the prospectus and registration requirements and the first trade thereof shall be exempt from the prospectus requirements of the securities laws of each of the provinces of Canada (including, to the extent necessary, pursuant to an order or orders issued by the applicable Canadian securities regulators granting relief from any such prospectus and registration requirements that would otherwise be applicable).

C. Waiver of Conditions

      Except as otherwise required by the terms of the Plan, the Debtors, with the consent of the Committee, may waive any of the conditions to Confirmation of the Plan and/or to occurrence of the Effective Date of the Plan set forth in this Article XI at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D. Effect of Non-occurrence of Conditions to Occurrence of the Effective Date

      If the occurrence of the Effective Date of the Plan does not occur by December 31, 2004, unless otherwise extended by the Bankruptcy Court, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant hereto, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtors or any other Person (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

                                  ARTICLE XII

              DISCHARGE, RELEASE, INJUNCTION AND RELATED PROVISIONS

A. Subordination

      The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant hereto. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled in this manner.

B. MUTUAL RELEASES BY RELEASEES

      ON AND AFTER THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING THE SERVICES OF THE RELEASEES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, EACH OF THE RELEASEES SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED ONE ANOTHER FROM ANY AND ALL CLAIMS (AS DEFINED IN
SECTION 101(5) OF THE BANKRUPTCY CODE), OBLIGATIONS, RIGHTS, SUITS, DAMAGES, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY CLAIMS THAT COULD BE ASSERTED ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT THE RELEASEES OR THEIR SUBSIDIARIES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR

EQUITY INTEREST OR OTHER PERSON OR ENTITY, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AND PROVIDED THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE PCT REPRESENTATIVE ON BEHALF OF THE PCT AND THE RCT REPRESENTATIVE ON BEHALF OF THE RCT RESERVE ALL PCT OR RCT CAUSES OF ACTION, AS APPLICABLE, INCLUDING THEIR RIGHTS TO BRING AVOIDANCE ACTIONS, COLLECT VENDOR DEDUCTIONS, OR ASSERT SETOFF, RECOUPMENT AND OTHER SIMILAR DEFENSES OR CLAIMS AGAINST MEMBERS OF THE COMMITTEE AND/OR THE OCRC WITH RESPECT TO DEBTORS' ORDINARY COURSE BUSINESS DEALINGS WITH SUCH COMMITTEE AND/OR OCRC MEMBERS.

C. RELEASES BY HOLDERS OF CLAIMS

      1. ON AND AFTER THE EFFECTIVE DATE, EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, EACH CLAIM HOLDER THAT HAS AFFIRMATIVELY VOTED TO ACCEPT THE PLAN SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED THE RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY CLAIMS THAT COULD BE ASSERTED ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH CLAIM HOLDER WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE IN ANY WAY RELATING OR PERTAINING TO (w) THE PURCHASE OR SALE, OR THE RESCISSION OF A PURCHASE OR SALE, OF ANY SECURITY OF A DEBTOR, (x) A DEBTOR, REORGANIZED DEBTOR OR CORE-MARK NEWCO, (y) THE CHAPTER 11 CASES OR (z) THE NEGOTIATION, FORMULATION AND PREPARATION OF THE PLAN, OR ANY RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS.

      2. ON AND AFTER THE EFFECTIVE DATE, EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, EACH CLAIM HOLDER THAT HAS AFFIRMATIVELY VOTED TO ACCEPT THE PLAN SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED THE D&O RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY CLAIMS THAT COULD BE ASSERTED ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH CLAIM HOLDER WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE IN ANY WAY RELATING OR PERTAINING TO (w) THE PURCHASE OR SALE, OR THE RESCISSION OF A PURCHASE OR SALE, OF ANY SECURITY OF A DEBTOR, (x) A DEBTOR, REORGANIZED DEBTOR OR CORE-MARK NEWCO, (y) THE CHAPTER 11 CASES OR (z) THE NEGOTIATION, FORMULATION AND PREPARATION OF THE PLAN, OR ANY RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL AFFECT ONLY THOSE CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, REMEDIES AND LIABILITIES IN EXCESS OF THE AMOUNT OF THE DEBTORS' DIRECTORS AND OFFICERS INSURANCE PROCEEDS, NET OF ALL DEFENSE COSTS AND FEES, ACTUALLY AVAILABLE IN CASH SO THE D&O RELEASEES DO NOT HAVE TO BEAR ANY COST TO PAY SUCH CLAIMS; AND PROVIDED FURTHER THAT THE PRECEDING LIMITATION ON RELEASES GIVEN TO DIRECTORS AND OFFICERS SHALL NOT APPLY TO THE CURRENT DIRECTORS AND OFFICERS OF THE DEBTORS WHO WILL SERVE AS DIRECTORS AND/OR OFFICERS OF CORE-MARK NEWCO OR ITS SUBSIDIARIES AFTER THE EFFECTIVE DATE.

D. INDEMNIFICATION

      ALL D&O RELEASEES AND THEIR RESPECTIVE AFFILIATES, AGENTS AND PROFESSIONALS SHALL BE INDEMNIFIED FOR ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSE OF ACTION OR LIABILITIES WHETHER DIRECT OR INDIRECT, DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING OR PERTAINING TO THE DEBTORS, THE REORGANIZED DEBTORS, CORE-MARK NEWCO, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT THROUGH THE DEBTORS' DIRECTORS AND OFFICERS INSURANCE POLICIES, UP TO A COLLECTIVE MAXIMUM EQUAL TO THE AMOUNT OF THE DEBTORS' DIRECTORS AND OFFICERS INSURANCE PROCEEDS, NET OF ALL DEFENSE COST AND FEES, ACTUALLY PAYABLE IN CASH, TO PAY CLAIMS ASSERTED AGAINST THE D&O RELEASEES EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE; AND PROVIDED, HOWEVER, THAT THE PRECEDING LIMITATION ON INDEMNIFICATION OF DIRECTORS AND OFFICERS SHALL NOT APPLY TO CURRENT DIRECTORS AND OFFICERS OF THE DEBTORS WHO WILL SERVE AS DIRECTORS AND/OR OFFICERS OF CORE-MARK NEWCO OR ITS SUBSIDIARIES AFTER THE EFFECTIVE DATE. THE DEBTORS WILL FUND THE PURCHASE OF TAIL LIABILITY COVERAGE UNDER THE DEBTORS' DIRECTORS AND OFFICERS INSURANCE POLICIES.

E. EXCULPATION

      THE DEBTORS, THE REORGANIZED DEBTORS, CORE-MARK NEWCO, THE D&O RELEASEES, THE POST-PETITION LENDERS, THE TRANCHE B LENDERS, THE PRE-PETITION LENDERS, THE AGENTS, THE PRE-PETITION AGENT, THE OLD NOTES TRUSTEES, THE COMMITTEE, THE OCRC, THE PCT, THE POST CONFIRMATION ADVISORY BOARD, THE PCT REPRESENTATIVE, THE RCT, THE RCT ADVISORY BOARD AND THE RCT REPRESENTATIVE, AND THEIR MEMBERS, EMPLOYEES, AND PROFESSIONALS (ACTING IN SUCH CAPACITY) SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY PRE- OR POST-PETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR RELATED TO THE FORMULATION, NEGOTIATION, PREPARATION, DISSEMINATION, IMPLEMENTATION, ADMINISTRATION, CONFIRMATION OR OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN, THE DISCLOSURE STATEMENT OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE PLAN OR ANY OTHER PRE-PETITION OR POST-PETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR IN CONTEMPLATION OF, RESTRUCTURING OF THE DEBTORS EXCEPT IN CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

F. DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS

      EXCEPT AS OTHERWISE PROVIDED HEREIN: (1) THE RIGHTS AFFORDED HEREIN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION, DISCHARGE AND RELEASE OF CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST ANY REORGANIZED DEBTOR OR ANY OF ITS RESPECTIVE ASSETS OR PROPERTIES, (2) ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST, AND EQUITY INTERESTS IN, ANY REORGANIZED DEBTOR SHALL BE SATISFIED, DISCHARGED AND RELEASED IN FULL AND (3) ALL PERSONS AND ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST ANY REORGANIZED DEBTOR, ITS SUCCESSORS OR ITS ASSETS OR PROPERTIES ANY OTHER OR FURTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED PRIOR TO THE CONFIRMATION DATE.

G. INJUNCTION

      EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM (a) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ANY SUCH CLAIM OR EQUITY INTEREST AGAINST THE DEBTORS, THEIR ESTATES, CORE-MARK NEWCO OR THE REORGANIZED DEBTORS UNLESS A PREVIOUS ORDER MODIFYING THE STAY PROVIDED UNDER SECTION 362 OF THE BANKRUPTCY CODE WAS ENTERED BY THE COURT; (b) THE ENFORCEMENT, ATTACHMENT, COLLECTION OR RECOVERY BY ANY MANNER OR MEANS OF ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST THE DEBTORS, THEIR ESTATES, CORE-MARK NEWCO OR THE REORGANIZED DEBTORS; AND (c) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTORS, THEIR ESTATES, CORE-MARK NEWCO OR THE REORGANIZED DEBTORS.

H. Police and Regulatory Powers

      Notwithstanding the foregoing, the releases, exculpation and injunction outlined herein shall not preclude a governmental entity from enforcing its police and regulatory powers and shall be binding on the PBGC on the terms identified in section X.E.

                                  ARTICLE XIII

                            RETENTION OF JURISDICTION

      Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as legally permissible, including jurisdiction to:

      1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

      2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

      3. resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is party or with respect to which any Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VII herein to add or strike any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed;

      4. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions hereof;

      5. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors;

      6. enter such orders as may be necessary or appropriate to implement or consummate the provisions hereof and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

      7. resolve any cases, controversies, suits or disputes that may arise in connection with the occurrence of the Effective Date, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

      8. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided herein;

      9. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article XII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

      10. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

      11. determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

      12. enter an order and/or final decree concluding the Chapter 11 Cases.

                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

A. Effectuating Documents, Further Transactions and Corporation Action

      Each of the Debtors and Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the notes and securities issued pursuant hereto.

      Prior to, on or after the Effective Date (as appropriate), all matters provided for hereunder that would otherwise require approval of the shareholders or directors of the Debtors or Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states where each of the Debtors is organized without any requirement of further action by the shareholders or directors of any Debtor or Reorganized Debtor.

B. Dissolution of Committee and OCRC

      The Committee and the OCRC shall be dissolved on the Effective Date, and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases provided that, after the Effective Date, the PCT shall pay the reasonable fees and expenses of the Committee's Professionals incurred in connection with winding up the Chapter 11 Cases and the RCT shall pay the reasonable fees and expenses of the OCRC's Professionals incurred in connection with winding up the Chapter 11 Cases.

C. Payment of Statutory Fees

      All fees payable pursuant to section 1930(a) of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed or closed, whichever occurs first.

D. Modification of Plan

      Subject to the limitations contained in the Plan, and except for a modification that would adversely impact Reclamation Creditors in a manner inconsistent with the Revised Term Sheet without the consent of the OCRC, (1) the Debtors, with the consent of the Committee, reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, with the consent of the Committee or the PCT Advisory Board, may upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E. Revocation of Plan

      The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or occurrence of the Effective Date does not occur, then (a) the Plan shall be null and void in all respects,
(b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant hereto, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtors or any other Person (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

F. Environmental Liabilities

      Nothing in the Plan discharges, releases or precludes any environmental liability that is not a Claim. Furthermore, nothing in the Plan discharges, releases or precludes any environmental claim of the United States that arises on or after the Confirmation Date or releases any Reorganized Debtor from liability under environmental law as the owner or operator of property that such Reorganized Debtor owns or operates after the Confirmation Date. In addition, nothing in the Plan releases or precludes any environmental liability to the United States as to any Person or Entity other than the Debtors or Reorganized Debtors. Nothing in the Plan enjoins the United States from asserting or enforcing outside the Bankruptcy Court any liability described in this paragraph. Other than as specifically stated in this paragraph, the Debtors and Reorganized Debtors reserve their right to assert any and all defenses to the assertion or enforcement by the United States or any other person of any liability described in this paragraph.

G. Successors and Assigns

      The rights, benefits and obligations of any Person or Entity named or referred to herein shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

H. Reservation of Rights

      Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

I. Section 1146 Exemption

      Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

J. Further Assurances

      The Debtors, Reorganized Debtors, Core-Mark Newco and all Holders of Claims receiving distributions hereunder and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

K. Entire Agreement

            The Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

L. Service of Documents

      Any pleading, notice or other document required by the Plan to be served on or delivered to any Reorganized Debtor, the Committee or the OCRC shall be sent by first class U.S. mail, postage prepaid to:

Fleming Companies, Inc.                      Milbank Tweed Hadley & McCloy LLP
5701 N. Shartel Blvd.                        One Chase Manhattan Plaza
Oklahoma City, OK 73118                      New York, New York 10005
Attn: Rebecca A. Roof                        Attn: Dennis Dunne

And

Kirkland & Ellis LLP                         Pepper Hamilton LLP
200 E. Randolph Drive                        100 Renaissance Center
Chicago, Illinois 60601                      Suite 3600
Attn: Geoffrey A. Richards                   Detroit, Michigan 48243-1157
      Janet S. Baer                          Attn: I. William Cohen
                                                   Robert S. Hertzberg
And

Pachulski, Stang, Ziehl, Young, Jones &
Weintraub PC
919 North Market Street
Sixteenth Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705
Attn: Laura Davis Jones

And

Piper Rudnick LLP
6225 Smith Avenue
Baltimore, MD 21209-3600
Attn: Mark J. Friedman

M. Filing of Additional Documents

      On or before the Effective Date, the Debtors with the consent of the Creditors' Committee may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

                                    Respectfully Submitted,

                                    FLEMING COMPANIES, INC.

                                    By: /s/ Rebecca A. Roof
                                        ----------------------------------------
                                        Name:  Rebecca A. Roof
                                        Title: Interim Chief Financial Officer

                                    OFFICIAL COMMITTEE OF UNSECURED CREDITORS

                                    By: /s/ Paul S. Aronzon
                                        ----------------------------------------
                                        Name:  Paul S. Aronzon
                                        Title: Co-counsel for Official
                                               Committee of Unsecured
                                               Creditors